Exhibit 2.3

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

XTO ENERGY INC., BARNETT GATHERING, LLC,

BKV North Texas, LLC

AND

BKV MIDSTREAM, LLC

DATED: May 18, 2022

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A-1	Leases
Exhibit A-2	Rights-of-Way
Exhibit A-3	Assigned Surface
Exhibit A-4	Mineral Interests
Exhibit B	Wells
Exhibit C	Sale Area
Exhibit D	Allocated Values
Exhibit E	Form of Assignment and Bill of Sale
Exhibit F	Seller’s Officer’s Certificate
Exhibit G	Purchaser’s Officer’s Certificate
Exhibit H	Form of Non-Foreign Affidavit
Exhibit I	Performance Bond
Exhibit J	Form of Transition Services Agreement
Exhibit K	Form of Surface Fee Deed

SCHEDULES

Schedule 1.1(a)	Knowledge Persons
Schedule 1.1(b)	Transferred Inter-Affiliate Agreements
Schedule 2.1	Asset Purchaser
Schedule 2.3(n)	Excluded Equipment
Schedule 3.2(d)	Imbalances (Underproduced Volumes)
Schedule 3.2(e)	Inventory
Schedule 3.2(f)	AFEs
Schedule 3.3(h)	Imbalances (Overproduced Volumes)
Schedule 5.4	Asset Taxes
Schedule 5.8	Preferential Rights
Schedule 5.9	Litigation
Schedule 5.10	Current Commitments
Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Material Defaults Under Material Contracts
Schedule 5.14	Advance Payments
Schedule 5.15	Payout Balances
Schedule 5.16(b)	Leases and Unit Matters
Schedule 5.17	Receipt of Revenues
Schedule 5.18	Credit Support
Schedule 5.20	Plugging and Abandonment
Schedule 5.22	Area of Mutual Interest
Schedule 5.23(a)	Environmental Matters
Schedule 5.23(b)	Environmental Matters
Schedule 7.1	Operations
Schedule 11.3(e)	Retained Litigation
Schedule 12.2	Suspense Funds

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of May 18, 2022 (the “Execution Date”), by and between XTO Energy Inc., a Delaware corporation, Barnett Gathering, LLC, a Texas limited liability company, both with an address of 22777 Springwoods Village Parkway, Spring, Texas 77389 (collectively “Seller”), BKV North Texas, LLC, a Delaware limited liability company, and BKV Midstream, LLC, a Delaware limited liability company, both with an address of 1200 17th Street, Suite 2100, Denver, CO 80202 (collectively “Purchaser”). Seller and Purchaser are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, Seller desires to sell to Purchaser the Assets (as defined below) and Purchaser is willing to purchase the Assets from Seller, upon the terms and conditions set forth in this Agreement: and

WHEREAS, Purchaser’s parent company, BKV Corporation, has agreed to join the Purchase Agreement for the limited purpose of guaranteeing certain obligations of Purchaser as set forth herein;

NOW THEREFORE, in consideration of the mutual promises of the Parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings given such terms as set forth in Appendix A attached to this Agreement.

ARTICLE II
PURCHASE AND SALE

Section 2.1            Agreement to Purchase and Sell. At the Closing, and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase the Assets from Seller, and Seller agrees to sell, transfer and assign the Assets to Purchaser as reflected in Schedule 2.1, effective as of the Effective Time.

Section 2.2            The Assets. The term “Assets” shall mean all of Seller’s right, title and interest in and to the following, less and except for the Excluded Assets:

(a)               the oil and gas leases located within the Sale Area including those described on Exhibit A-1, and all rights incident thereto and derived therefrom, including all of Seller’s royalty interests, overriding royalty interests, net profits interests, production payments, farmout interests, carried interests, reversionary interests, and all other interests of any kind or character covered by such leases (the “Leases”);

(b)               the wells located within the Sale Area including the wells described in Exhibit B and all other wells (including all disposal or injection wells) located within the Sale Area, whether such wells are producing, shut-in or abandoned (the “Wells”);

(c)               all fee mineral interests located within the Sale Area, including those associated with the Assets described in Exhibit A-4 (the “Mineral Interests”);

(d)               all rights and interests in, under or derived from all unitization or pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(e)               all Rights-of-Way, located within the Sale Area that are used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, including the Rights-of-Way set forth in Exhibit A-2;

(f)                the offices together with the surface fee tracts described in Exhibit A-3 and all improvements, furniture and fixtures and related tangible personal property used primarily in connection with the offices covered thereby (the “Assigned Surface”);

(g)               all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units or other Assets, that are primarily used or held for use in connection with the ownership, operation or development of the Leases, Well, Units or other Assets, including the inventory set forth on Schedule 3.2(e), and pipelines, gathering systems, the Midstream Assets together with all of Seller’s percentage interest in such Midstream Assets, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the ownership, operation or development of the Leases, Well, Units or other Assets;

(h)               to the extent that they may be assigned, all Permits that are primarily used in connection with the ownership or operation of the other Assets;

(i)                 to the extent they may be assigned, the Existing Contracts;

(j)                 the Transferred Vehicles;

(k)               all Hydrocarbons attributable to the Leases, Wells and/or Units to the extent such Hydrocarbons were produced from and after the Effective Time (subject to the Purchase Price adjustments set forth in Section 3.2(d) or Section 3.3(h)) and all Imbalances relating to the Assets;

(l)                 Seller’s partnership interest in the Tarrant Salt Water Disposal Joint Venture; and

(m)             all claims and causes of action, audit rights, manufacturer’s and contractor’s warranties and other rights of Seller arising under or with respect to any Existing Contracts that are attributable to periods of time from and after the Effective Time or related to the Assumed Obligations.

Section 2.3            Excluded Assets. The following are specifically excluded from the Assets and are reserved by Seller (collectively, “Excluded Assets”):

(a)               all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets);

(b)               all accounts, trade credits, accounts receivable, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)               all claims and causes of action, manufacturer’s and contractor’s warranties and other rights of Seller arising under or with respect to any Existing Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent any of the foregoing relates to any of the Assumed Obligations;

(d)               all rights and interests of Seller (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards;

(e)               all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(f)                any claim, right or interest of Seller in or to any refunds or loss carry forwards, together with any interest due thereon or penalty rebate arising therefrom, with respect to (i) any and all taxes based on net income imposed on Seller or any of its Affiliates, (ii) any Property Taxes allocable to Seller pursuant to Section 13.1, or (iii) any Property Taxes attributable to the Excluded Assets;

(g)               all personal computers and associated peripherals and all radio and telephone equipment except and unless located on any of the Wells or facilities to be assigned;

(h)               all documents and instruments of Seller that are protected by an attorney-client or other privilege;

(i)                 all data that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with third parties (provided that Seller has used its commercially reasonable efforts to cause such confidentiality restrictions to be waived);

(j)                 all audit rights arising under any of the Existing Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except with respect to any Imbalances or the Assumed Obligations;

(k)               all geophysical and other seismic and related technical data and information relating to the Assets;

(l)                 documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates or their respective representatives, (ii) offers submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates or any of their respective representatives of any offers submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or any of their respective representatives, on the one hand, and any prospective purchaser other than Purchaser, on the other hand, and (v) correspondence among Seller or its Affiliates or any of their respective representatives with respect to any other offers, the prospective purchasers, or the transactions contemplated by this Agreement;

(m)             any offices, office leases, and any personal property located in or on such offices or office leases, except the Assigned Surface;

(n)               the equipment and other assets specifically identified on Schedule 2.3(n);

(o)               all vehicles, other than the Transferred Vehicles; and

(p)               any master service agreements, blanket agreements or similar contracts.

Seller reserves access rights to the Assets post-Closing for the limited purpose of removing equipment and other assets identified on Schedule 2.3(n) from the Rosedale Warehouse (as described in Exhibit A-3).

Section 2.4            Effective Time; Property Expenses and Revenues. Subject to the terms hereof, ownership and possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but effective as of the Effective Time. Except to the extent accounted for in the adjustments to the Purchase Price made under Section 3.2 or Section 3.3 and without duplication of any such amounts: (a) Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Property Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time; and (b) from and after the occurrence of Closing, Purchaser shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Property Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time.

ARTICLE III
PURCHASE PRICE

Section 3.1            Purchase Price. The purchase price for the Assets shall be the sum of (a) SEVEN HUNDRED AND FIFTY MILLION DOLLARS ($750,000,000.00) (the “Purchase Price”), and (b) the First Contingent Payment and/or Second Contingent Payment, if any (the First Contingent Payment and/or Second Contingent Payment, if any, together with the Purchase Price, the “Total Purchase Price”). The Purchase Price shall be allocated among the Assets as set forth in Exhibit D (the “Allocated Values”).

Section 3.2            Upward Adjustments to the Purchase Price. The Purchase Price shall be adjusted upward by the following (without duplication):

(a)               the amount of all Property Expenses and other costs paid by Seller that are attributable to the Assets on and after the Effective Time including royalties, rentals and similar charges and expenses and capital costs billed under applicable operating agreements and all prepaid expenses, but excluding costs paid by Seller to cure and/or Remediate, as applicable, any Title Defects, Environmental Defects or Casualty Losses, or to obtain any Required Consents or waiver of any Preferential Rights;

(b)               an amount equal to the value of (i) all Hydrocarbons attributable to the Assets in pipelines or in tanks (including inventory) as of the Effective Time, plus (ii) line fill, in each case, such value to be based upon the contract price in effect as of the Effective Time (or if no such contract is in effect, the market value in the area as of the Effective Time), less applicable taxes and gravity adjustments;

(c)               the amount of any Property Taxes prorated to Purchaser under Section 13.1, but paid or payable by Seller;

(d)               an amount equal to the absolute value of the aggregate underproduced volumes of the Imbalances as set forth on Schedule 3.2(d), if any, multiplied by $2.95 per MCF for gas imbalances;

(e)               an amount equal to the value of the inventory set forth in Schedule 3.2(e);

(f)                the aggregate amount associated with the AFEs identified on Schedule 3.2(f), which have been paid by Seller;

(g)               an amount equal to the value of all Title Benefits in accordance with Section 4.7 below;

(h)               an amount equal to the fair market value of the Transferred Vehicles required to be bought out by Seller plus any transfer costs for such Transferred Vehicles (provided that in the event any Transferred Vehicle leases can be transferred to Purchaser, then the adjustment shall only be the amount of transfer costs for such lease transfer, if any); and

(i)                 any other upward adjustment agreed upon by Seller and Purchaser.

Section 3.3            Downward Adjustments to the Purchase Price. The Purchase Price shall be adjusted downward by the following (without duplication):

(a)               the amount of all proceeds and revenues received by Seller, if any, from and after the Effective Time that are attributable to the Assets from and after the Effective Time (net of any royalties, cost of goods sold, and any production, severance, sales or other similar taxes not reimbursed to Seller by the purchaser of production);

(b)               an amount equal to the Allocated Value of each of the Assets that have been excluded from the transactions contemplated by this Agreement pursuant to Section 4.4(b), Section 4.8(b), Section 4.8(c), Section 4.11(b) or Section 4.13(b);

(c)               subject to Section 4.6, if Seller makes the election under Section 4.4(c) with respect to any Title Defect, the Title Defect Amount with respect to such Title Defect;

(d)               subject to Section 4.12, if Seller makes the election under Section 4.11(c) with respect to any Environmental Defect, the Remediation Amount with respect to such Environmental Defect;

(e)               if Seller makes the election under Section 4.13(b) with respect to any Casualty Loss, the reduction in value of any Asset that is attributable to such Casualty Loss;

(f)                an amount equal to the net amount of suspended funds Seller elects to transfer to Purchaser in accordance with Section 12.2;

(g)               the amount of all Property Taxes prorated to Seller in accordance with Section 13.1, but paid or payable by Purchaser;

(h)               an amount equal to the absolute value of the aggregate overproduced volumes of the Imbalances as set forth on Schedule 3.3(h), multiplied by $2.95 per MCF for gas imbalances; and

(i)                 any other downward adjustment agreed upon by Seller and Purchaser.

Section 3.4               Payment of the Purchase Price. Purchaser shall pay the Purchase Price, as adjusted pursuant to Section 3.2 and 3.3 above (the “Adjusted Purchase Price”), as follows:

(a)            on the date this Agreement is executed by the Parties, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, the Deposit, which Deposit shall not bear interest. If the Closing occurs, the Deposit (without interest) shall be credited towards the Purchase Price. If Closing does not occur the Deposit will be subject to the provisions of Article XV.

(b)            Purchaser shall pay to Seller at Closing, the Adjusted Purchase Price as determined in accordance with Section 10.2, and subject to final adjustment pursuant to Section 12.1, less the Deposit. All such payments shall be by bank wire transfer of immediately available funds to an account designated by Seller.

Section 3.5               Contingent Payment.

(a)            If the 2023 Henry Hub Price equals or exceeds any of the thresholds set forth in the table shown below under the column title “2023 Henry Hub Thresholds” (each, a “2023 Henry Hub Threshold” and collectively the “2023 Henry Hub Thresholds”), Purchaser shall pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller, on or before January 31, 2024, the amount set forth in the table below under the column titled “2023 Henry Hub Contingent Payment Amount” for the highest 2023 Henry Hub Threshold satisfied by the 2023 Henry Hub Price. For purposes hereof, “2023 Henry Hub Price” means the arithmetic historical daily average for the calendar year of 2023 of the Henry Hub Natural Gas Spot Price (US Dollars per Million Btu) as posted on the Henry Hub “Midpoint” settled prices as reported in Platts Gas Daily, for each settled trading day in calendar year 2023. Any amount due described below shall be referred to as the “First Contingent Payment”.

2023 Henry Hub Thresholds ($/Million Btu)	2023 Henry Hub Contingent Payment Amount ($USD)
$4.00	$10,000,000.00
$4.50	$17,500,000.00
$5.00	$25,000,000.00

(b)            If the 2024 Henry Hub Price equals or exceeds any of the thresholds set forth in the table shown below under the column title “2024 Henry Hub Thresholds” (each, a “2024 Henry Hub Threshold” and collectively the “2024 Henry Hub Thresholds”), Purchaser shall pay Seller, by wire transfer of immediately available funds to a bank account designated by Seller, on or before January 31, 2025, the amount set forth in the table below under the column titled “2024 Henry Hub Contingent Payment Amount” for the 2024 Henry Hub Threshold satisfied by the 2024 Henry Hub Price. For purposes hereof, “2024 Henry Hub Price” means the arithmetic historical daily average for the calendar year of 2024 of the Henry Hub Natural Gas Spot Price (US Dollars per Million Btu) as posted on the Henry Hub “Midpoint” settled prices as reported in Platts Gas Daily, for each settled trading day in calendar year 2024. Any amount due described below shall be referred to as the “Second Contingent Payment”.

2024 Henry Hub Thresholds ($/Million Btu)	2024 Henry Hub Contingent Payment Amount ($USD)
$3.75	$10,000,000.00
$4.25	$17,500,000.00
$4.75	$25,000,000.00

Notwithstanding anything in this Agreement to the contrary, if any index, publication, or publisher used or referenced in calculating the First Contingent Payment amount or the Second Contingent Payment amount ceases to exist at any time, the Parties will promptly negotiate (in good faith) to identify and mutually agree upon a replacement index, publication, or publisher, as applicable.

ARTICLE IV
TITLE AND ENVIRONMENTAL MATTERS
AND CASUALTY LOSSES

Section 4.1            Title Examination. Subject to the indemnity provisions of Section 7.3 and subject to obtaining any consents or waivers from third parties that are required pursuant to the terms of the Leases, Right-of-Way and/or Existing Contracts (including any restrictions therein related to access during hunting seasons), including any third party operators of the Assets, as soon as is reasonably practicable after the Execution Date, during Seller’s normal business hours and without unreasonable disruption of Seller’s normal and usual operations, Seller shall make available to Purchaser all title data in Seller’s or its Affiliates’ possession relating to the Assets, including title opinions, abstracts of title, title status reports, division order files, and curative matters, the Existing Contracts, and records relating to the payment of rentals, royalties, shut-in gas royalties, and other payments due under any Lease or Existing Contract provided, however, that those items referenced above in this Section 4.1 that are subject to a valid legal privilege or to unwaived third party disclosure restrictions shall be excluded. Purchaser shall be permitted, at its expense, to make copies of any of such title data. Purchaser shall be entitled to perform or cause to be performed, at Purchaser’s expense, such additional title examination as Purchaser deems necessary or appropriate.

Section 4.2            Seller’s Title.

(a)               General Disclaimer of Title Warranties and Representations. Without limiting Purchaser’s remedies for Title Defects set forth in this Article IV, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to title to any of the Assets and, Purchaser acknowledges and agrees that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 4.4 and (ii) after Closing, shall be pursuant to the special warranty of title to the Wells contained in Section 4.2(b), subject to the provisions of Section 4.2(c), and Purchaser waives all other remedies.

(b)               Special Warranty of Title. Upon Closing, subject to Section 4.2(c), Seller hereby warrants and agrees to defend Defensible Title to the Wells by, through or under Seller but not otherwise, subject, however, to the Permitted Encumbrances. Such special warranty of title to the Wells shall be subject to the further limitations and provisions of Section 4.2(c).

(c)               Recovery on Special Warranty.

(i)                 Purchaser’s Assertion of Title Warranty Breaches. Purchaser shall furnish Seller a Title Defect Notice meeting the requirements of Section 4.3 setting forth any matters which Purchaser intends to assert as a breach of the special warranty of title to the Wells contained in Section 4.2(b). Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Purchaser pursuant to this Section 4.2(c). Purchaser agrees to reasonably cooperate with any attempt by Seller to cure any such breach of the special warranty of title.

(ii)              Limitations on Special Warranty. For purposes of the special warranty of title to the Wells contained in Section 4.2(b), the value of the Assets set forth in Exhibit D shall be deemed to be the Allocated Value thereof, as adjusted pursuant to this Agreement. Recovery on the special warranty of title to the Wells contained in Section 4.2(b) shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of title, as a Title Defect prior to Closing pursuant to Section 4.3, in each case taking into account the Individual Title Defect Threshold and the Aggregate Title Defect Deductible.

(iii)            Purchaser shall not be entitled to protection under Seller’s special warranty of title to the Wells in Section 4.2(b), with respect to (A) any matter of which Purchaser or any of its Affiliates had constructive knowledge of prior to the Defect Notice Date through public records or the title documents that Seller made available to Purchaser under Section 4.1, or (B) any matter reported to Seller after the one-year anniversary of the Closing Date.

Section 4.3            Notice of Title Defects. Purchaser shall notify Seller in writing of any Title Defect (each a “Title Defect Notice”) on or before June 13, 2022 (the “Defect Notice Date”). Seller shall use reasonable good faith efforts to provide all due diligence requested by Purchaser in a timely manner. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of title to the Wells contained in Section 4.2(b)), Purchaser shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Purchaser fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Defect Notice Date. To be effective, each Title Defect Notice shall include (a) a detailed description of the alleged Title Defect, (b) the Well affected by such Title Defect (each a “Title Defect Property”), (c) the Allocated Value of such Title Defect Property, (d) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (e) the amount by which Purchaser reasonably believes the Allocated Value of such Title Defect Property is reduced by the alleged Title Defect. Seller shall have the right, but not the obligation, to elect to attempt to cure any Title Defect set forth in a Title Defect Notice, which can be cured, as reasonably determined by Seller, by written notice to Purchaser prior to Closing and, if Seller elects, then Seller shall have sixty (60) days following Closing in which to cure, at Seller’s cost, the Title Defect. No adjustment to the Purchase Price will be made at Closing for any Title Defect that Seller elects to attempt to cure pursuant to this Section 4.3 and the affected Well shall be assigned to Purchaser. If any such uncured Title Defect remains uncured, as reasonably determined by Purchaser, at the end of such sixty (60) day period, then (except as provided in Section 4.4(a)) an adjustment to the Purchase Price in an amount equal to the applicable Title Defect Amount will be made as part of the Final Settlement Statement. To give Seller an opportunity to commence reviewing and curing Title Defects, Purchaser shall use its reasonable efforts to give Seller weekly written notice of all Title Defects discovered by Purchaser (together with any Title Benefits discovered by Purchaser).

Section 4.4            Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Aggregate Title Defect Deductible, with respect to any Title Defect that (i) Seller does not elect to attempt to cure or (ii) Seller elects to attempt to cure and Seller fails to cure such Title Defect within sixty (60) days after Closing:

(a)               if such Title Defect is not of a nature that would prevent Purchaser from receiving the Net Revenue Interest share of proceeds of production for a particular Well as such interest is set forth on Exhibit B and/or does not relate to liens directly or indirectly associated with the Assets, Seller shall have the right, but not the obligation, to elect to indemnify Purchaser against all Losses resulting from such Title Defect pursuant to an indemnity agreement in a form mutually agreeable to the Parties, in which event the Purchase Price shall not be reduced and the affected Title Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to such Title Defect;

(b)               at or prior to Closing, Seller shall have the right, but not the obligation, to elect to exclude the affected Title Defect Property from the transactions contemplated hereby, in which event such Title Defect Property and all Assets directly relating thereto (but only to the extent relating thereto) shall be excluded from the transactions contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such Title Defect Property and related Assets; or

(c)               if both Section 4.4(a) and Section 4.4(b) above are not applicable, the affected Title Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to the Title Defect and the Purchase Price shall be reduced by the Title Defect Amount of such Title Defect Property as determined in accordance with Section 4.5 below.

Except for Purchaser’s (i) rights under the special warranty of title to the Wells contained in Section 4.2(b) and (ii) rights to terminate this Agreement pursuant to Section 15.1(d), the provisions set forth in this Section 4.4 shall be the sole and exclusive right and remedy of Purchaser with respect to any Title Defect or any other title matter with respect to any Asset and Purchaser hereby waives all other rights and remedies.

Section 4.5            Title Defect Amounts. The amount by which the Allocated Value of an affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following:

(a)               if the Title Defect results in complete failure of title to a Title Defect Property with the effect that Seller has no ownership interest in that Title Defect Property to which an individual Allocated Value is assigned, then the Purchase Price shall be decreased by the Allocated Value for that Title Defect Property;

(b)               if the Title Defect is a decrease in Net Revenue Interest from the Net Revenue Interest set forth in Exhibit B for a Title Defect Property, then the Title Defect Amount shall be equal to the product of the Allocated Value of that Title Defect Property multiplied by a fraction, the numerator of which is the amount of Net Revenue Interest set forth in Exhibit B for that Title Defect Property less the actual amount of the Net Revenue Interest for such Title Defect Property and the denominator of which is the Net Revenue Interest set forth in Exhibit B for that Title Defect Property;

(c)               if the Title Defect is a lien, encumbrance or other charge on the Assets that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect (but never more than the Allocated Value of the affected Title Defect Property);

(d)               if Purchaser and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(e)               if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, as reasonably determined by Seller, then the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(f)                the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder;

(g)               if a Title Defect does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and

(h)               notwithstanding anything to the contrary herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

Section 4.6            Title Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed one hundred thousand dollars ($100,000.00) (the “Individual Title Defect Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defects cured by Seller) exceeds fifteen million dollars ($15,000,000.00) (the “Aggregate Title Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Aggregate Title Defect Deductible (after reducing the value of each such Title Defect by the Individual Title Defect Threshold). For the avoidance of doubt, if Seller elects to exclude a Title Defect Property affected by a Title Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 4.4(b) or indemnify Purchaser with respect to any Title Defect pursuant to the remedy set forth in Section 4.4(a), then, after such election, the Title Defect Amount and related Purchase Price adjustment relating to such excluded Assets or such Assets which Seller has provided an indemnity to Purchaser will not be counted towards the Aggregate Title Defect Deductible or for purposes of Section 8.4 and Section 9.4.

Section 4.7            Title Benefits. If Seller determines that the ownership of any Well entitles Seller to a larger net revenue interest or a smaller working interest (without a corresponding decrease in the net revenue interest) than that set forth on Exhibit B (a “Title Benefit”), then Seller shall notify Purchaser of such increase in writing on or before the Defect Notice Date, describing in such notice with reasonable detail each alleged increase so discovered and a reasonable estimate of the value attributable to the applicable Title Benefit. Purchaser shall also promptly furnish Seller with written notice of any Title Benefit that is discovered prior to the Defect Notice Date by any of Purchaser’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Purchaser’s due diligence with respect to the Assets. The amount of any such Title Benefit (each, a “Title Benefit Amount”) shall be determined in the same manner as provided in Section 4.5 with respect to Title Defects.

Section 4.8            Preferential Purchase Rights and Consents to Assign.

(a)               Seller, within fifteen (15) days following the date of Execution Date, shall send to each holder of (i) a preferential purchase right pertaining to any of the Assets (a “Preferential Right”) and (ii) a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby, a notice seeking a waiver of such Preferential Right or such holder’s consent to the transactions contemplated hereby, as applicable, in accordance with the contractual provisions applicable to such right. In no event shall Seller be required to incur any liability or pay any money in order to obtain any such waiver or consent. Purchaser shall cooperate with Seller in seeking to obtain such waivers of Preferential Rights and consents to assignment and will provide reasonable collateral or security to meet reasonable financial requirements as set forth in an Existing Contract demanded by counterparties in order to obtain consents from such counterparties; provided, as between Seller and Purchaser, (i) in the event Closing should fail to occur, all such collateral and/or security shall be automatically released and be of no further force and effect, and (ii) in the event Purchaser provides such collateral or security and such counterparty fails to consent, Purchaser shall have no liability for such failure to obtain consent.

(b)               If, prior to Closing, any holder of a Preferential Right notifies Seller that it intends to consummate the purchase of the Assets to which its Preferential Right applies or the time for exercising a Preferential Right has not expired and such Preferential Right has not been exercised or waived, then those Assets subject to such Preferential Right shall be excluded from the Assets to be conveyed to Purchaser under this Agreement (together with all Assets directly relating thereto but only to the extent relating thereto), and the Purchase Price shall be reduced by the Allocated Values of all such excluded Assets and, in such event, Seller shall be entitled to all proceeds paid by any Person exercising such Preferential Right. If such holder of such Preferential Right thereafter fails to consummate the purchase of the Assets subject to such Preferential Right in accordance with the terms thereof, the time for exercising such Preferential Right has expired and such Preferential Right has not been exercised, or the Preferential Right has been waived, (i) Seller shall so notify Purchaser, (ii) Purchaser shall purchase, on or before ten (10) Business Days following receipt of such notice, such Assets that were so excluded from the Assets to be assigned to Purchaser at Closing, for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets and on the same other terms of this Agreement, including the adjustments in accordance with Section 3.2 and Section 3.3, and (iii) Seller shall assign to Purchaser such Assets so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.

(c)               If Seller fails to obtain a Required Consent prior to Closing, then, in each case, the Asset affected by such un-obtained Required Consent (together with all Assets directly relating thereto but only to the extent relating thereto) shall be excluded from the Assets to be assigned to Purchaser at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Assets so excluded. In the event that any such Required Consent (with respect to Assets excluded pursuant to this Section 4.8(c)) that was not obtained prior to the Closing Date is obtained within ninety (90) days following the Closing Date, then, within ten (10) Business Days after such Required Consent is obtained, (i) Seller shall so notify Purchaser, (ii) Purchaser shall purchase, on or before ten (10) Business Days following receipt of such notice, such Assets that were so excluded from the Assets to be assigned to Purchaser at Closing, for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets and on the same other terms of this Agreement, including the adjustments in accordance with Section 3.2 and Section 3.3, and (iii) Seller shall assign to Purchaser the Assets so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, prior to Closing, Seller fails to obtain a consent to assign and such consent to assign is not a Required Consent, then the Assets subject to such un-obtained consent shall be assigned by Seller to Purchaser at Closing as part of the Assets and Purchaser shall have no claim against Seller, Purchaser hereby releases and indemnifies the Seller Group from any Losses relating to the failure to obtain such consent, and Purchaser shall be solely responsible for any and all Losses arising from the failure to obtain such consent.

Section 4.9            Environmental Assessment.

(a)               Prior to the Defect Notice Date, and upon reasonable prior notice to Seller (and notice and consent of the operator(s) of any of the Assets not operated by Seller or its Affiliates), and subject to the other provisions of this Section 4.9 and the indemnity provisions of Section 7.3 below, Purchaser shall have the right to enter upon the Assets, inspect the same and conduct such tests, examinations, investigations, and studies as may be necessary or appropriate to determine the environmental condition of the Assets (“Purchaser’s Environmental Assessment”). Any such entry onto the Assets is subject to all third-party restrictions, if any, and to Seller’s safety, health and environmental policies and procedures, including drug, alcohol and firearms restrictions, and shall be at Purchaser’s sole risk and expense. Purchaser shall coordinate its access rights, environmental property assessments and physical inspections of the Assets with Seller and all third party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such third party operator.

(b)               Notwithstanding anything herein to the contrary, for anything other than a Phase I environmental property assessment, Purchaser must obtain Seller’s prior written consent (which consent may be withheld, in Seller’s sole discretion) and any third party operator’s consent as to the scope of any proposed environmental assessment, including testing protocols or a Phase II environmental property assessment.

(c)               In conducting any assessment or inspection of the Assets, Purchaser shall not operate any equipment or (except with the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and any third party operator’s consent) conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for hazardous substances or NORM).

(d)               Seller or Seller’s designee shall have the right to be present during any stage of any inspection or assessment by Purchaser on the Assets.

(e)               During all periods prior to Closing that Purchaser or any of its representatives (including Purchaser’s environmental consulting or engineering firm) are on the Assets, Purchaser shall maintain, at its sole cost and expense, and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Purchaser hereunder will be primary insurance. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets.

(f)                Within five (5) days of Purchaser’s receipt (if performed by a third party) or completion thereof (if performed by Purchaser), Purchaser shall deliver to Seller copies of all final reports, results, data and analyses of Purchaser’s Environmental Assessment. Seller shall have no confidentiality obligation with regard to such information so provided and Seller shall not be deemed (by Seller’s receipt of said documents or otherwise) to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(g)               Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Purchaser’s due diligence investigation, (ii) restore the Assets (including the real property and other assets associated therewith) to at least the approximate same condition in which they were prior to commencement of Purchaser’s due diligence investigation, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with such due diligence investigation.  Any disturbance to the Assets (including the real property and other assets associated therewith) resulting from the due diligence investigation conducted by or on behalf of Purchaser will be promptly corrected by Purchaser.

Section 4.10        Environmental Defect Notice. If Purchaser determines, as a result of Purchaser’s Environmental Assessment or otherwise that there exists an Environmental Defect, Purchaser shall notify Seller thereof in writing as soon as practicable after Purchaser has knowledge thereof, but in any event on or before the Defect Notice Date (each an “Environmental Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary, Purchaser shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect that Purchaser fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Defect Notice Date. To be effective, each Environmental Defect Notice shall include: (a) a detailed description of the alleged Environmental Defect, (b) the Well or other Asset affected by such Environmental Defect (each an “Environmental Defect Property”), (c) the Allocated Value of such Environmental Defect Property, (d) supporting documents reasonably necessary for Seller to verify the existence of the asserted Environmental Defect, (e) the specific Environmental Law that is applicable to the Environmental Defect and the violation of such Environmental Law and (f) Purchaser’s good faith estimate of the Remediation Amount. Purchaser’s calculation of the Remediation Amount included in the Environmental Defect Notice for any alleged Environmental Defect must describe in reasonable detail the Remediation proposed for such Environmental Defect and identify all assumptions used by Purchaser in calculating the Remediation Amount with respect thereto, including the standards that Purchaser asserts must be met to comply with Environmental Laws. Seller shall have the right but not the obligation to attempt to Remediate any Environmental Defect Property and, if Seller so elects, then Seller shall have sixty (60) days following Closing in which to Remediate, at Seller’s cost, the Environmental Defect. No adjustment to the Purchase Price will be made at Closing for any Environmental Defect that Seller elects to attempt to cure pursuant to this Section 4.10 and the affected Environmental Defect Property shall be assigned to Purchaser. If such Environmental Defect Property has not been Remediated at the end of such sixty (60) day period, then (except as provided in Section 4.11(a)) an adjustment to the Purchase Price in an amount equal to the applicable Remediation Amount will be made as part of the Final Settlement Statement.

Section 4.11     Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto and subject to the Individual Environmental Defect Threshold and the Aggregate Environmental Defect Deductible, with respect to any Environmental Defect asserted by Purchaser that (i) Seller does not elect to attempt to Remediate or (ii) Seller elects to attempt to Remediate and fails to Remediate within sixty (60) days after Closing:

(a)      Seller shall have the right, but not the obligation, to elect to indemnify Purchaser against all Losses resulting from such Environmental Defect pursuant to an indemnity agreement in a form mutually agreeable to the Parties, in which event the Purchase Price shall not be reduced and the affected Environmental Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to such Environmental Defect;

(b)      at or prior to the Closing, Seller shall have the right, but not the obligation, to elect to exclude the Asset subject to the Environmental Defect from the transactions contemplated hereby, in which event such Asset and all Assets directly relating thereto (but only to the extent relating thereto) shall be excluded from the transactions contemplated hereby and the Purchase Price shall be reduced by the Allocated Value of such Asset and related Assets; or

(c)      if both Section 4.11(a) and Section 4.11(b) above are not applicable, the affected Environmental Defect Property shall be transferred to (or if after Closing, retained by) Purchaser notwithstanding and subject to the Environmental Defect, and the Purchase Price shall be reduced by an amount equal to the Remediation Amount for the affected Environmental Defect Property.

Except for Purchaser’s rights to terminate this Agreement pursuant to Section 15.1(d), the provisions set forth in this Section 4.11 shall be the exclusive right and remedy of Purchaser with respect to any Environmental Defect or the environmental condition of any Asset and Purchaser hereby waives all other rights and remedies.

Section 4.12     Environmental Limitations. Notwithstanding anything to the contrary, (a) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed one hundred thousand dollars ($100,000.00) (the “Individual Environmental Defect Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect that exceeds the Individual Environmental Defect Threshold unless the sum of all Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold (excluding any Environmental Defects Remediated by Seller) exceeds fifteen million dollars ($15,000,000.00) (the “Aggregate Environmental Defect Deductible”), after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of such Aggregate Environmental Defect Deductible (after reducing the value of each such Environmental Defect by the Individual Environmental Defect Threshold). For the avoidance of doubt, if Seller elects to exclude an Asset affected by an Environmental Defect from the transactions contemplated hereby pursuant to the remedy set forth in Section 4.11(b) or indemnify Purchaser with respect to any Environmental Defect pursuant to the remedy set forth in Section 4.11(a), then, after such election, the Remediation Amount for such Environmental Defect and related Purchase Price adjustment relating to such excluded Assets or such Assets for which Seller has provided an indemnity to Purchaser will not be counted towards the Aggregate Environmental Defect Deductible or for purposes of Section 8.4 and Section 9.4.

Section 4.13     Casualty Loss.

(a)      Notwithstanding anything herein to the contrary from and after the Effective Time, subject to the remaining provisions of this Section 4.13, if Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of all Wells and/or personal property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)      If, after the Execution Date but prior to the Closing Date, any portion of the Assets is destroyed or taken in connection with a Casualty Loss and the loss in value of such Assets as a result of such Casualty Loss (net to Seller’s interest in the Assets), in the aggregate, exceeds fifteen million dollars ($15,000,000.00) then, subject to Section 15.1(d), Purchaser shall nevertheless be required to close and Seller shall elect by written notice to Purchaser prior to Closing: (i) with Purchaser’s consent, to cause the Assets adversely affected by any such Casualty Loss to be repaired or restored to at least their condition prior to such Casualty Loss, at Seller’s sole cost and expense, as promptly as reasonably practicable (which repair or restoration may extend after Closing), (ii) to exclude the Assets adversely affected by such Casualty Loss and any Asset related thereto (to the extent so related) and reduce the Purchase Price by the Allocated Value of such excluded Assets or (iii) to assign the Assets adversely affected by such Casualty Loss and reduce the Purchase Price by the loss in value of such Assets as a result of such Casualty Loss. In each case, Seller shall retain all right, title and interest (if any) in insurance claims, unpaid awards and other rights (in each case) against third parties arising out of such Casualty Loss with respect to the Assets, except to the extent the Parties otherwise agree in writing.

(c)      If, after the Execution Date but prior to the Closing Date, any Casualty Loss occurs, and the loss in value of the Assets as a result of such Casualty Loss (net to Seller’s interest in the Assets), in the aggregate, is equal to or less than fifteen million dollars ($15,000,000.00) then, subject to Section 15.1(d), Purchaser shall nevertheless be required to close and Seller, at Closing, shall pay to Purchaser all sums received by Seller from third parties by reason of such Casualty Losses insofar as with respect to the Assets and Seller shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in unpaid awards and other rights (in each case) against third parties (excluding, for the avoidance of doubt, any Losses against any member of the Seller Group) arising out of such Casualty Losses insofar as with respect to the Assets (provided, however, that Seller shall reserve and retain all rights, title, interests and claims against such third parties for the recovery of Seller’s costs and expenses incurred prior to Closing in pursuing or asserting any such insurance claims or other rights against such third parties with respect to any such Casualty Loss).

(d)      Notwithstanding the foregoing, if the Casualty Loss consists of any taking under condemnation or eminent domain, the Purchase Price shall be reduced by the Allocated Value of such Assets so taken.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 5.1       Organization, Existence and Qualification. Seller is an entity duly formed and validly existing under the Laws of the State of its organization and is in good standing under the laws of the State of its organization. Seller has all requisite power and authority to own and operate the Assets and to carry on its business with respect thereto as currently conducted. Seller is duly licensed or qualified to do business as a corporation or limited liability company, as applicable, in all jurisdictions in which the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 5.2       Authority, Approval and Enforceability. Seller has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Seller and the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement have been, and the Transaction Documents to which Seller is a party will be at Closing, duly and validly authorized and approved by all necessary corporate and limited liability company action on the part of Seller. This Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.3       No Conflicts. Assuming the receipt of all applicable consents and approvals in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Rights applicable to the transactions contemplated hereby, the execution, delivery and performance of this Agreement, and the Transaction Documents to be delivered by Seller at Closing, by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Seller, (b) violate, or result in the creation of any Encumbrance under, any material agreement or instrument to which Seller is a party or by which Seller or any of the Assets are bound, (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (d) violate any Law applicable to Seller relating to the Assets, except in the case of subsection (b), (c) or (d) where such violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.4       Asset Taxes. To Seller’s Knowledge, except as set forth on Schedule 5.4, (a) all tax returns relating to or prepared in connection with Asset Taxes that are required to be filed by Seller have been timely filed and all such tax returns are correct and complete in all material respects, (b) all Asset Taxes that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such taxes, or, in either case, such taxes are currently being contested in good faith by Seller, (c) none of Seller’s interest in the Assets is subject to any tax partnership, or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the of the Code, as amended, or any similar state statute, and (d) there are no encumbrances for taxes on such Seller’s interest in the Assets, other than Permitted Encumbrances.

Section 5.5       Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.

Section 5.6       Foreign Person. Seller or, if applicable, its regarded parent, is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.7       Brokers. Neither Seller nor any of its Affiliates has incurred any obligation or liability for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Purchaser or any of its Affiliates will be liable or have any responsibility.

Section 5.8       Preferential Rights. To Seller’s Knowledge, except as set forth in Schedule 5.8, there are no Preferential Rights that are applicable to the transfer of the Assets by Seller to Purchaser.

Section 5.9       Litigation. Except as set forth in Schedule 5.9, as of the date of the execution of this Agreement, there is no suit, action or litigation by or before any governmental authority, and no arbitration proceedings, (in each case) pending and served on Seller, or, to Seller’s Knowledge, threatened in writing, against Seller (in each case) with respect to the Assets.

Section 5.10     Current Commitments. To Seller’s Knowledge, Schedule 5.10 sets forth, as of the date of the execution of this Agreement, all authorities for expenditures (“AFEs”) that (a) relate to drilling or reworking a Well, and (b) are in excess of one hundred thousand dollars ($100,000.00), net to Seller’s interest in the Assets.

Section 5.11     Payment of Royalties. To Seller’s Knowledge, Seller has in all material respects properly and timely paid, or caused to be paid, all royalties, overriding royalties, net profits interests, production payments and other similar burdens measured by or payable out of production of Hydrocarbons due with respect the Assets.

Section 5.12     Imbalances. To Seller’s Knowledge, Schedules 3.2(d) and 3.3(h) set forth all Imbalances associated with the Wells and other Assets as of the date provided in Schedules 3.2(d) and 3.3(h).

Section 5.13     Material Contracts.

(a)      To Seller’s Knowledge, Schedule 5.13(a) sets forth, as of the Execution Date, a true, complete and accurate list of all Existing Contracts of the type described below (the Existing Contracts on such schedule, collectively, the “Material Contracts”):

(i)            any Existing Contract that can reasonably be expected to result in aggregate payments by Seller, or any of Seller’s Affiliates holding Assets, of more than one hundred and fifty thousand dollars ($150,000.00) during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)           any Existing Contract that can reasonably be expected to result in aggregate revenues to Seller, or any of Seller’s Affiliates holding Assets, of more than one hundred and fifty thousand dollars ($150,000.00) during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)          any Existing Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Existing Contract that is not terminable without penalty on ninety (90) days’ or less notice;

(iv)          any Existing Contract that is an indenture, mortgage, loan, credit lien, sale-leaseback or similar Existing Contract affecting any of the Assets which will not be released on or prior to the Closing;

(v)           any Existing Contract that constitutes a lease under which Seller, or any of such Seller’s Affiliates holding Assets, is the lessor or the lessee of real or personal property which lease  cannot be terminated by Seller without penalty upon ninety (90) days’ or less notice and  involves an annual base rental of more than one hundred and fifty thousand dollars ($150,000.00);

(vi)          any Existing Contract with any Affiliate of Seller which will be binding on Purchaser after the Closing Date and will not be terminable by Purchaser within ninety (90) days’ or less notice;

(vii)         any Existing Contract that constitutes or contains a farmout or farmin agreement, exploration agreement, participation agreement, development agreement, unit operating agreement, joint venture agreement, acreage trade, exchange or contribution agreement or any other similar applicable contract, in each case, where the primary obligations thereof have not been fully performed;

(viii)        any Existing Contract that is a saltwater disposal, gathering, processing, transportation or other similar Existing Contract;

(ix)           any Existing Contract containing “tag-along” or “drag-along” rights or other similar rights of, or applicable to, any Person; and

(x)            any Existing Contract to sell, lease, exchange, transfer or otherwise dispose of all or any portion of any of the Assets (other than with respect to the production of Hydrocarbons in the ordinary course) from and after the Effective Time, but excluding rights of reassignment upon the intent to abandon any Asset.

(b)      To Seller’s Knowledge, except as set forth in Schedule 5.13(b), (i) there exists no material default under any Material Contract by Seller, any of Seller’s Affiliates, or by any other Person that is a party to such Material Contract, and (ii) no event has occurred that with notice or lapse of time or both would constitute any material default under any such Material Contract by Seller, any of Seller’s Affiliates, or, to Seller’s Knowledge, any other Person who is a party to such Material Contract, and (iii) Seller has not given or received any unresolved written notice of any actual, potential or threatened material termination, cancellation or default with respect to any Material Contract.

Section 5.14     Advance Payments. Except for (a) the rights of any lessor to take gas under the terms of the relevant Lease for its use on the lands covered by such Lease, (b) any throughput deficiencies and gas balancing arrangements attributable to or arising out of any Existing Contract, (c) any royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens, (d) any Imbalances, and/or (e) as set forth on Schedule 5.14, to Seller’s Knowledge, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment, to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, at some future time without receiving payment thereof at or after the time of delivery.

Section 5.15     Payout Balances. To Seller’s Knowledge, Schedule 5.15 contains a complete list of the status of any “payout” balance, as of the date provided on such Schedule, with respect to Wells operated by Seller (or its Affiliates) subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.16     Liens and Encumbrances; Status of the Leases and Units.

(a)      Seller and its Affiliates holding and/or owning any of the assets shall convey the Assets to Purchaser free and clear of all liens, mortgages and other encumbrances (other than Permitted Encumbrances), and at or prior to the Closing, Seller and its Affiliates holding Assets shall cause its lenders, or other third parties, with liens or encumbrances on the Assets, if any, securing indebtedness for borrowed money to execute and deliver all documentation necessary to release all such liens and encumbrances.

(b)      Except as set forth on Schedule 5.16(b), and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to Seller’s knowledge, none of Seller, any of its Affiliates or any third party operator of any of the Assets is in default with respect to any of its material obligations under or in respect of any of the Leases or Units.

Section 5.17     Receipt of Revenues. Except (a) as set forth on Schedule 5.17, (b) with respect to Assets that are not operated by Seller or any of its Affiliates, (c) for customary netting or off-sets made in the ordinary course of business, (d) for other netting or offsets permitted under the terms of written contracts, and (e) for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to Seller’s Knowledge, as of the Execution Date, Seller and any of its Affiliates holding and/or owning any of the Wells is timely receiving the full share of proceeds to which Seller or such Affiliate is entitled from the sale of Hydrocarbons produced from or allocable to the Wells and all other material income, revenues and proceeds earned from or with respect to any of the Wells, without suspense or counterclaim, netting or set-off.

Section 5.18     Credit Support. To Seller’s Knowledge, Schedule 5.18 accurately sets forth a true and complete list of (a) all existing bonds, letters of credit, guarantees and other forms of credit support currently posted by Seller and relating to the Assets (collectively, the “Credit Support”), excluding for all purposes all bonds and other forms of credit support posted with governmental authorities or transportation or gathering providers in the ordinary course.

Section 5.19     Midstream Assets.

(a)      Subject to the Permitted Encumbrances, Seller has good and valid title to all of the personal property, and good and indefeasible title to all of the Rights-of-Way and other surface interests, and gathering and pipeline systems that collectively comprise the Midstream Assets, free and clear of all claims and Encumbrances.

(b)      No part of the Assets comprising the Midstream Assets is located on lands that are not subject to an easement or other surface right held by Seller (i) permitting the location of such assets on the lands covered by such easement or surface right and (ii) permitting the gathering, processing and transportation of oil and natural gas production from and through the gathering system and pipelines associated therewith except, in each case, where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Seller is in compliance with all terms and conditions of all Rights-of-Way except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the interests conveyed to Purchaser thereby.

(c)      To Seller’s Knowledge, the Midstream Assets are in working order and repair (excluding normal wear and tear) adequate in all material respects for operation as currently being operated except where the failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.20     Plugging and Abandonment. To Seller’s Knowledge, except as set forth on Schedule 5.20, and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Execution Date, (i) neither Seller nor any of its Affiliates has received any notices or demands from governmental authorities to plug or abandon or dismantle any Wells, in each case, that currently requires such plugging or abandonment to occur, (ii) there are no Wells that Seller is currently obligated by any applicable laws or other Permits to commence plugging, abandonment or dismantling, as applicable, on or prior to the Execution Date, excluding, for the avoidance of doubt, Wells that are currently subject to exceptions to a requirement to plug or abandon issued by a governmental authority and (iii) the Wells that have been plugged and abandoned by Seller have been plugged and abandoned in a manner that complies in all material respects with all applicable laws and other Permits.

Section 5.21     Carried Obligations. Except for (a) Seller’s respective express obligations under the Material Contracts (including obligations with respect to non-consenting interest owners), (b) obligations with respect to non-participating fee simple mineral or working interest owners, and (c) drilling and normal ongoing lease operating expenses relating to the Wells, to Seller’s Knowledge, Seller does not have any obligation to carry or bear any other interest owner’s share of any expenses, obligations or any similar liabilities which exceed, individually or in the aggregate, two hundred and fifty thousand dollars ($250,000.00) (net to Seller’s and its Affiliates’ collective interests in the applicable Assets).

Section 5.22     Area of Mutual Interest. To Seller’s Knowledge, except as set forth on Schedule 5.22, Seller nor any of its Affiliates nor any of the Assets is subject to any area of mutual interest agreements or agreements that include non-competition restrictions or other similar restrictions on doing business that would be binding on Purchaser or the Assets after Closing.

Section 5.23     Environmental Matters. To Seller’s Knowledge:

(a)      Except as set forth in Schedule 5.23(a), Seller is not a party (directly or as successor in interest) to any agreement with, or judgment of, any governmental authority with respect to the Assets that (i) is in existence as of the date of this Agreement and (ii) is based on any Environmental Laws that relate to the future use of any of the Assets.

(b)      Except as set forth in Schedule 5.23(b), Seller has not received any unresolved written notice from any Person alleging that (i) Seller is not in compliance with all Environmental Laws with respect to its ownership or operation of the Assets or (ii) Seller is otherwise legally responsible for any release of hazardous substances related to its ownership or operation of the Assets.

(c)      Notwithstanding any other provision of this Article V to the contrary, this Section 5.23 contains the sole and exclusive representations and warranties of Seller concerning matters with respect to Environmental Laws.

Notwithstanding the foregoing, to the extent that Seller has made any representations or warranties in this Article V in connection with matters relating to any Assets not operated by Seller, each and every such representation and warranty shall be deemed to be qualified by the phrase “To Seller’s Knowledge” to the extent such individual representations or warranties does not already contain such qualification.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

Section 6.1       Organization, Existence and Qualification. Purchaser is an entity duly formed and validly existing under the Laws of the State of Delaware and in good standing under the laws of the State of Texas. Purchaser has all requisite power and authority to own and operate its property (including interests in the Assets following Closing) and to carry on its business with respect thereto. Purchaser is duly licensed or qualified to do business as a limited liability company in all jurisdictions in which the Assets are located, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

Section 6.2       Authority, Approval and Enforceability. Purchaser has the power and authority to enter into and perform this Agreement and all Transaction Documents to be delivered at Closing by Purchaser and the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement have been, and the Transaction Documents to which Purchaser is a party will be at Closing, duly and validly authorized and approved by all necessary limited liability company action on the part of Purchaser. This Agreement is, and the Transaction Documents to which Purchaser is a party when executed and delivered by Purchaser will be, the valid and binding obligation of Purchaser and enforceable against Purchaser in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.3       No Conflicts. Assuming compliance with the HSR Act, if applicable, the execution, delivery and performance of this Agreement, and the Transaction Documents to be delivered by Purchaser at Closing, by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Purchaser, (b) violate or result in the creation of any Encumbrance under any material agreement or instrument to which Purchaser is a party or by which its assets are subject, (c) violate any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser, except in the case of subsection (b), (c) or (d) where such violation would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

Section 6.4       Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Purchaser’s knowledge, threatened in writing against Purchaser.

Section 6.5       Brokers. Neither Purchaser nor any of its Affiliates has incurred any obligation or liability for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Seller or any of its Affiliates will be liable or have any responsibility.

Section 6.6       Consents. Except for compliance with the HSR Act, if applicable, there are no requirements for consents or approvals from third parties in connection with the consummation by Purchaser of the transactions contemplated by this Agreement.

Section 6.7       No Distribution. Purchaser is acquiring the Assets for its own account and not with the intent to make a distribution in violation of the Securities Act of 1933, as amended (and the rules and regulations pertaining thereto), or in violation of any other applicable securities Laws.

Section 6.8       Knowledge and Experience. Purchaser is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has solely relied (a) on the representations and warranties of Seller set forth in Article V and (b) on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of Seller. Purchaser hereby acknowledges that, other than the representations and warranties made by Seller in Article V and the special warranty of title with respect to the Wells, neither Seller nor any representatives, consultants or advisors of Seller or its Affiliates will make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the Assets. Purchaser is able to bear the risks of the acquisition of the Assets, and assumption of the obligations, in accordance with and as set forth in this Agreement, and understands the risks of, and other considerations relating to, a purchase of the Assets.

Section 6.9       Regulatory. No later than five (5) days prior to the Scheduled Closing Date and continually thereafter Purchaser shall be qualified to own and assume operatorship of oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Purchaser shall, as of the Scheduled Closing Date, (a) hold all lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and (b) have filed any and all required reports necessary for such ownership and operation with all governmental authorities having jurisdiction over such ownership and operation.

Section 6.10     Funds. Purchaser has, and at the Closing will have, such funds as are necessary for the payment of the Purchase Price and the consummation by Purchaser of the transactions contemplated hereby, including the performance of all of Purchaser’s obligations hereunder.

ARTICLE VII
PRE-CLOSING COVENANTS OF THE PARTIES

Section 7.1       Operations.

(a)      Except (w) as set forth in Schedule 7.1, (x) for the operations covered by the AFEs described in Schedule 5.10, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, during the Interim Period:

(i)            operate or, in the case of those Assets not operated by Seller or its Affiliates, use its commercially reasonable efforts to cause to be operated, the Assets in the usual, regular and ordinary manner consistent with past practice, subject to (A) Seller’s right to comply with the terms of the Leases, Existing Contracts, applicable Laws and requirements of governmental authorities and (B) interruptions resulting from force majeure, mechanical breakdown and planned maintenance; and

(ii)           maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the past practices of Seller.

(b)      Except (w) as set forth in Schedule 7.1, (x) for the operations covered by the AFEs described in Schedule 5.10, (y) as required in the event of an emergency to protect life, property or the environment, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall not, during the Interim Period:

(i)            terminate (unless the term thereof expires pursuant to the provisions existing therein), amend, extend or surrender any rights under any Lease or Right-of-Way; provided that Seller shall be permitted to amend any Lease to increase its pooling authority;

(ii)           subject to Section 7.1(d), propose or approve any individual AFE or similar request under any Existing Contract (other than those expressly required under the terms of any Existing Contract or by any order of a governmental authority) that would reasonably be estimated to require expenditures by Seller (net to its interest) in excess of one hundred thousand dollars ($100,000.00);

(iii)          transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sale of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; or

(iv)          commit to do any of the foregoing.

(c)      Purchaser acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Purchaser agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach by Seller of the provisions of this Section 7.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 7.1.

(d)      With respect to any AFE or similar request received by Seller that is estimated to cost in excess of one hundred thousand dollars ($100,000.00), Seller shall forward such AFE to Purchaser as soon as is reasonably practicable and thereafter the Parties shall consult with each other regarding whether or not Seller should elect to participate in such operation. Purchaser agrees that it will (i) timely respond to any written request for consent pursuant to this Section 7.1(d), and (ii) consent to any written request for approval of any AFE or similar request that Purchaser reasonably considers to be economically viable. In the event the Parties are unable to agree within ten (10) days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) of Purchaser’s receipt of any consent request as to whether or not Seller should elect to participate in such operation, Seller’s decision shall control and such operation shall be deemed to have been consented to by Purchaser.

Section 7.2       Governmental Bonds. Purchaser acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with governmental authorities and relating to the Assets are transferable to Purchaser. On or before the Closing Date, Purchaser shall obtain replacements for all such bonds, letters of credit and guarantees to the extent such replacements are necessary for Purchaser’s ownership and/or operation of the Assets. At Closing, Purchaser shall cause the cancellation of the bonds, letters of credit and guarantees posted by Seller of its Affiliates with respect to the Assets.

Section 7.3       Indemnity Regarding Access. Purchaser hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Group from and against any and all Losses arising out of, resulting from or relating to, any field visit, environmental property assessment, or other due diligence activity conducted by Purchaser or any Purchaser’s Affiliates or their respect representatives (including any environmental consultant or landman) with respect to the Assets, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER GROUP PARTIES, EXCEPTING ONLY IN THE CASE OF THIS SECTION 7.3 LOSSES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER GROUP. For the avoidance of doubt, this indemnity shall survive any termination of this Agreement, if applicable, and the Closing.

Section 7.4       Financial Security. As a condition of Closing, Purchaser will deliver to Seller at Closing an irrevocable performance bond in the amount of five million dollars ($5,000,000.00) in favor of Seller (the “Performance Bond”) as additional evidence of Purchaser’s financial security to guarantee Purchaser’s obligations provided in Section 11.1(b). The Performance Bond shall be in a form substantially similar to the form attached as Exhibit I, issued by a financial institution acceptable to Seller, as Surety, being one with an A.M. Best Financial Strength Rating of “A” and an A.M. Best’s Financial Size Category of XII.

(a)      Upon occurrence of any of the following, Seller may draw on the Performance Bond, in whole or in part, without prior notice to Purchaser: (i) Seller is required in any manner to perform any Plugging and Abandonment Obligations, whether pursuant to an order or directive issued by a governmental body or regulatory agency or otherwise; (ii) Purchaser is in default of any Plugging and Abandonment Obligation and Seller has opted to therefore perform any or all such obligations of Purchaser (provided however that nothing herein shall be construed as imposing an obligation upon Seller to so perform); or (iii) Purchaser commences proceedings or has proceedings commenced against it (which proceedings are not stayed within twenty-one (21) days of service thereof on Purchaser) in the nature of bankruptcy resulting from the insolvency or its liquidation or for the appointment of a receiver, administrator, trustee in bankruptcy or liquidator or its undertakings or assets. Provided, however, that a reorganization bankruptcy such as a Chapter 11 shall not be an event of default if Purchaser does not reject the Plugging and Abandonment Obligation, the Performance Bond remains in place and Purchaser is not in default of any Plugging and Abandonment Obligations.

(b)      Seller shall release the Performance Bond in favor of Seller on or before the date that is one hundred and twenty (120) days from the date of receipt of evidence reasonably satisfactory to it that Purchaser has performed all obligations to abandon, restore and Remediate the Assets contemplated by Section 11.1(b). For purposes of this Section 7.4 and Section 11.1(b), evidence that a Plugging and Abandonment Obligation has been performed shall include written documentation as may be provided by any governmental authority under applicable law to reflect completion of a Plugging and Abandonment Obligation (including, without limitation, forms and documentation related to plugging and abandonment activities, decommissioning activities, site clearance activities and pipeline abandonment or removal activities and completion of remediation activities). Until such time as all of the Plugging and Abandonment Obligations with respect to the Assets have been performed, Seller reserves access rights to the Assets for the limited purpose of performing, documenting and/or verifying the Plugging and Abandonment Obligations, as needed.

(c)      The provisions of this Section 7.4 are (i) binding on all successors and assigns of Purchaser with respect to any of the Assets and (ii) covenants running with the Assets. For the avoidance of doubt, in the event Purchaser sells, assigns or otherwise transfers less than all of the Wells to a transferee, the transferee shall be required to obtain a Performance Bond as set forth herein with respect to such transferee shall apply as to the Assets so sold, assigned or otherwise transferred, but shall not relieve Purchaser's obligation to maintain the Performance Bond as to any Assets it retains.

Section 7.5       HSR Act. No later than May 27, 2022, the Parties shall prepare and file with the Department of Justice Antitrust Division and the Federal Trade Commission the notification and reports form required for the transaction contemplated by the Agreement by the HSR Act, and all premerger notification filings required, if any, under comparable laws of other jurisdictions. The Parties shall request early termination of the HSR Act waiting period. Each Party shall: (a) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any premerger notification rules; (b) furnish the other Party with copies of any notices, correspondence, or other written communication received by it from any governmental authority relating to such filings; (c) permit the other Party to review and incorporate the other Party’s reasonable comments in any communication given by it to any governmental authority in a manner that protects attorney client or attorney work product privilege; and (d) give the other Party reasonable prior notice of, and an opportunity to participate in any meeting with any governmental authority with respect to such filings. Each Party shall use commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing or other premerger notification to satisfy the conditions to closing and consummate the transaction contemplated by this Agreement as promptly as practicable. The Parties agree to respond promptly to any inquiries or requests for information or documentary material from the Department of Justice Antitrust Division or the Federal Trade Commission concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Notwithstanding anything in this Agreement to the contrary, in no event will either Party be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any material divestiture, to accept any material operational restriction, or take any other action that, in the reasonable judgment of the Party, could be expected to materially limit the right of the Party to own or operate all or any portion of its businesses or assets. For the avoidance of doubt, nothing in this Section 7.5 or this Agreement shall require Purchaser or Seller to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of Purchaser or Seller (including the Assets) or otherwise take any action that limits the freedom of action with respect to, or its ability to retain or operate any of the businesses or assets of Purchaser or Seller or the Assets. Any fees or expenses related to filings required by this Section 7.5 shall be paid by the Purchaser.

ARTICLE VIII
PURCHASER’S CONDITIONS TO CLOSING

The obligations of Purchaser to consummate the transactions provided for herein are subject, at the option of Purchaser, to the fulfillment by Seller or waiver by Purchaser, on or prior to Closing of each of the following conditions:

Section 8.1       Representations. Each of the representations and warranties of Seller set forth in Article V shall be true and correct in all respects on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, including a Material Adverse Effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

Section 8.2       Performance. Seller shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

Section 8.3       No Legal Proceedings. No suit, action, or other proceeding by any third party shall be pending by or before any governmental authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Section 8.4       Title Defects, Environmental Defects and Casualty Loss. Without giving effect to the Aggregate Title Defect Deductible or the Aggregate Environmental Defect Deductible, the sum of (a) the Title Defect Amounts of all uncured Title Defects exceeding the Individual Title Defect Threshold, plus (b) all Remediation Amounts for uncured Environmental Defects exceeding the Individual Environmental Defect Threshold, plus (c) the amount of loss in value of the Assets resulting from all Casualty Losses, as determined in accordance with Section 4.13, minus the aggregate Title Benefit Amounts of all Title Benefits as determined pursuant to Section 4.7, shall be less than twenty percent (20%) of the Purchase Price.

Section 8.5       HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable governmental authorities.

Section 8.6       Closing Certificate. Seller shall have executed and delivered to Purchaser an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit F, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Purchaser.

Section 8.7       Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Purchaser the documents required to be delivered by Seller at Closing.

ARTICLE IX
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Purchaser or waiver by Seller on or prior to Closing of each of the following conditions:

Section 9.1       Representations. Each of the representations and warranties of Purchaser set forth in Article VI shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

Section 9.2       Performance. Purchaser shall have performed or complied in all material respects with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Purchaser is required prior to or at the Closing Date.

Section 9.3       No Legal Proceedings. No suit, action, or other proceeding by any third party shall be pending by or before any governmental authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

Section 9.4       Title Defects, Environmental Defects and Casualty Losses. Without giving effect to the Aggregate Title Defect Deductible or the Aggregate Environmental Defect Deductible, the sum of (a) the Title Defect Amounts of all uncured Title Defects exceeding the Individual Title Defect Threshold, plus (b) all Remediation Amounts for uncured Environmental Defects exceeding the Individual Environmental Defect Threshold, plus (c) the amount of loss in value of the Assets resulting from all Casualty Losses, as determined in accordance with Section 4.13, minus the aggregate Title Benefit Amounts of all Title Benefits as determined pursuant to Section 4.7, shall be less than twenty percent (20%) of the Purchase Price.

Section 9.5       HSR Act. If applicable (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order shall have been issued (in form and substance satisfactory to Seller) by or from applicable governmental authorities.

Section 9.6       Closing Certificate. Purchaser shall have executed and delivered to Seller an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit G, certifying that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

Section 9.7       Closing Deliverables. Purchaser shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Purchaser at Closing.

ARTICLE X
CLOSING

Section 10.1     Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on or before June 30, 2022 (the “Scheduled Closing Date”), at Seller’s offices at 22777 Springwoods Village Parkway, Spring, Texas 77389; provided that if all of the conditions to that Closing are not satisfied as of the Scheduled Closing Date, then Closing shall be held three (3) Business Days after all such conditions have been satisfied or waived, or such other date as the Parties may mutually agree in writing, but in no event later than September 30, 2022 (the “Longstop Date”).

Section 10.2     Calculation of Adjusted Purchase Price. Not less than five (5) Business Days prior to the Closing, Seller shall prepare and submit to Purchaser for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth (a) the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the itemized calculation (recognizing that Seller may elect to use reasonable good faith estimates in the Preliminary Settlement Statement) and (b) the designation of Seller’s accounts for the wire transfers of funds at Closing. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes with the explanation therefor that Purchaser proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Purchaser pursuant to this Section 10.2. Final adjustments to the Purchase Price shall be made pursuant to Section 12.1 below.

Section 10.3     Failure to Close. If the conditions to Closing have been satisfied or waived on or before the Longstop Date, and either Party fails to close, the Party failing to close shall be deemed to have breached the obligations it has undertaken hereunder to perform at Closing, and shall be subject to the provisions of Article XV below.

Section 10.4     Closing Obligations. At the Closing:

(a)      Seller and Purchaser shall execute, acknowledge and deliver the Assignment and Surface Fee Deed in sufficient duplicate originals to allow recording in all appropriate counties;

(b)      Seller and Purchaser shall execute and deliver assignments, on appropriate forms, of state, federal, tribal and other Leases of governmental authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable governmental authorities;

(c)      Seller and Purchaser shall acknowledge the Preliminary Settlement Statement;

(d)      Seller or, if applicable, its regarded parent, shall deliver to Purchaser a non-foreign entity affidavit in the form of Exhibit H;

(e)      Seller, if and as applicable, shall deliver all appropriate or required forms, applications, notices, permit transfers, declarations, to be filed with the appropriate governmental authorities having jurisdiction with respect to the transfer of operatorship to Purchaser of the Assets that are operated by Seller immediately prior to the Closing;

(f)       Seller and Purchaser shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof in customary form prepared by Seller directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets from and after Closing;

(g)      Purchaser shall make the payment described in Section 3.4(b);

(h)      Purchaser shall furnish evidence that all requirements to own and/or operate the Assets, including bonds and permits, from any governmental authority having jurisdiction, or as required by any Existing Contract, have been satisfied;

(i)       Purchaser will execute and deliver the Performance Bond;

(j)       Seller and Purchaser shall execute a Transition Services Agreement in a form substantially similar to the form set forth on Exhibit J; and

(k)      Seller and Purchaser shall execute such other instruments and take such other actions as may be necessary to carry out their respective obligations under this Agreement.

ARTICLE XI
POST-CLOSING OBLIGATIONS

Section 11.1     Assumed Obligations. Without limiting Purchaser’s rights to indemnity under Section 11.3 (if applicable), if the Closing occurs, from and after Closing, Purchaser hereby assumes and agrees to fulfill, perform, pay and discharge all obligations and Losses, known or unknown, with respect to the Assets or the ownership, use or operation thereof, regardless of whether such obligations or Losses arose prior to, on or after the Effective Time, including obligations and Losses relating to the following (all of such obligations and Losses, the “Assumed Obligations”):

(a)      the payment of owners of Working Interests, royalties, overriding royalties and other interests all revenues attributable thereto, including the Suspense Funds transferred to Purchaser in accordance with Section 12.2;

(b)      fully performing all plugging, decommissioning and abandonment obligations with respect to the Assets or the ownership, use or operation thereof (the “Plugging and Abandonment Obligations”), regardless of whether such obligations arose prior to, on, or after the Effective Time, in a good and workmanlike manner and in compliance with all Laws, including:

(i)            the necessary and proper plugging, replugging, and abandonment of all wells on the Assets, whether plugged and abandoned prior to, on, or after the Effective Time;

(ii)           the necessary and proper removal, abandonment, decommissioning, and disposal of all structures, pipelines, facilities, equipment, abandoned property, and junk located on or comprising part of the Assets;

(iii)          the necessary and proper capping and burying of all flow lines and pipelines associated with the Assets and located on or comprising part of the Assets; and

(iv)          the necessary and proper restoration of the property, both surface and subsurface, as may be required by Laws or contract;

(c)      furnishing make-up gas according to the terms of applicable Existing Contracts, and to satisfy all other Imbalances, if any;

(d)     the environmental and physical condition of the Assets, whether such condition existed prior to, on or after the Effective Time, including Environmental Defects, if any, with respect to the Assets, whether or not asserted by Purchaser in accordance with this Agreement, including the clean-up, restoration and remediation of all sites associated with the Assets in accordance with applicable Law, including all Environmental Laws;

(e)      obligations or Losses under or imposed on the lessee, owner, or operator under the Leases, the Existing Contracts and applicable Laws; and

(f)       storing, handling, transporting and disposing of or discharging all materials, substances and wastes from the Assets (including produced water, drilling fluids, NORM, and other wastes), whether present prior to, on or after the Effective Time, in accordance with applicable Laws and contracts.

Section 11.2     Purchaser’s Indemnity. Effective upon Closing, REGARDLESS OF FAULT, Purchaser shall protect, defend, indemnify and hold harmless the Seller Group from and against any and all Losses arising out of, attributable to, based upon or related to:

(a)      any breach of any representation or warranty made by Purchaser in Article VI of this Agreement, in the certificate delivered by Purchaser pursuant to Section 9.6, or any covenant or agreement of Purchaser contained in this Agreement; or

(b)     any of the Assumed Obligations.

Section 11.3     Seller’s Indemnity. Effective upon Closing, REGARDLESS OF FAULT, Seller shall protect, defend, indemnify and hold harmless the Purchaser Group from and against any and all Losses arising out of, attributable to, based upon or related to:

(a)      any breach of any representation or warranty made by Seller in Article V of this Agreement, in the certificate delivered by Seller pursuant to Section 8.6; or any covenant or agreement of Seller contained in this Agreement;

(b)     the Excluded Assets;

(c)      Seller’s failure to pay any royalties or other burdens on production to the extent relating to the production of Hydrocarbons from the Assets prior to the Effective Time;

(d)      any personal injury or death attributable to Seller’s or its Affiliates’ operation of the Assets prior to the Effective Time, to the extent a claim relating thereto is asserted by third parties not affiliated with Purchaser and for which Purchaser’s indemnity in Section 7.3 does not apply;

(e)      the litigation and/or administrative proceedings set forth on Schedule 11.3(e); or

(f)       matters related to taxes accruing prior to the Effective Time and more fully set forth in Article XIII.

Seller agrees Section 11.12 in no way limits the rights of the Purchaser Group under this Section 11.3.

Section 11.4     Regardless of Fault. The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING WHETHER OR NOT A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

(a)     THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE) WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF ANY OF THE INDEMNIFIED PARTIES; AND/OR

(b)     A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, WITH RESPECT TO THE PROPERTY OF ANY OF THE PARTIES, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES; AND/OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, WHETHER CHARTERED, LEASED, OWNED, OR FURNISHED OR PROVIDED BY ANY OF THE PARTIES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

Section 11.5     Limitation on Liability.

(a)      Seller shall not have any liability for any indemnification under Section 11.3(a) for any individual Loss unless the amount of such Loss exceeds two million five hundred thousand dollars ($2,500,000.00), and (ii) until and unless the aggregate amount of all such Losses for which Claim Notices are delivered by Purchaser exceeds fifteen million dollars ($15,000,000.00) (the “Indemnity Deductible”) and then only to the extent such Losses exceed the Indemnity Deductible.

(b)     Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify the Purchaser Group (i) under Section 11.3(a) for aggregate Losses in excess of twenty-five percent (25%) of the Purchase Price, and (ii) otherwise under the terms of this Agreement for aggregate Losses in excess of one hundred percent (100%) of the Adjusted Purchase Price.

Section 11.6     Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except with respect to any breach by Purchaser of its obligations to maintain the Performance Bond from and after Closing (in which event, Seller shall have all remedies at law or in equity on account of such breach), from and after the Closing, Section 4.8(c), Section 7.3, Section 11.2, Section 11.3, Section 11.12 and Section 12.2 contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement.

Section 11.7     Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)      For purposes of this Agreement, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to such sections, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to such sections.

(b)     To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 11.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by an unaffiliated third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.7 shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)     In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)            If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by (because of the Indemnity Deductible or otherwise), the performance of any obligation by or the limitation of any right or benefit of, the Indemnified Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.7. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)            If the Indemnifying Party does not admit its liability (which it will be deemed to have so done if it fails to timely respond) or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, then the Indemnifying Party shall be deemed to be disputing the claim for such Losses.

Section 11.8      Survival.

(a)            The (i) representations and warranties of Seller in Article V and in the certificate delivered at Closing by Seller pursuant to Section 8.6, and (ii) the covenants and agreements of Seller contained herein to be performed prior to Closing, shall, in each case, survive the Closing for a period of fourteen (14) months after the Closing Date. The representations and warranties of Purchaser contained herein shall survive the Closing for a period of fourteen (14) months, and the covenants and agreements of Purchaser contained herein shall survive without time limit.

(b)            Subject to Section 11.8(a) and except as set forth in Section 11.8(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c)            The indemnities in Section 11.2(a) and Section 11.3(a) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. The indemnities in Section 11.3(c), Section 11.3(d), Section 11.3(e) and Section 11.3(f) shall survive the Closing for a period of eighteen (18) months after the Closing Date. The indemnities in Section 11.2(b) and Section 11.3(b) shall survive the Closing without time limit.

Section 11.9      Waiver of Right to Rescission. Seller and Purchaser acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Purchaser and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 11.10      Non-Compensatory Damages. No Indemnified Parties shall be entitled to recover from an Indemnifying Party or its Affiliates any indirect, special, incidental, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.

Section 11.11      Insurance. The amount of any Losses for which any of the Purchaser Group or Seller Group is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds actually received by any such indemnified Party under any insurance arrangements.

Section 11.12      ExxonMobil Insurance. Exxon Mobil Corporation, along with its predecessors and affiliates, including Seller, may have or have had coverage under various insurance policies (“ExxonMobil Policies”) covering the Assets. Purchaser agrees that: (a) no insurance coverage shall be provided under the ExxonMobil Policies to Purchaser, including any policies insured or reinsured by Ancon Insurance Company Inc. or Petroleum Casualty Company (collectively “Captives”), (b) from and after Closing, Purchaser assumes any and all responsibilities for effecting and maintaining insurance in respect of the Assets and replacing Captives, where applicable; (c) Purchaser shall indemnify and defend Seller, its parents and Affiliates (including Captives) against, and shall hold them harmless from, any claim made after the Closing against any of the ExxonMobil Policies with respect to the Assets, including all costs and expenses (including attorneys’ fees) related thereto.

ARTICLE XII
CERTAIN ADDITIONAL AGREEMENTS

Section 12.1      Post-Closing Settlement Statement.

(a)            As soon as reasonably practicable after the Closing Date, but in no event longer than the later of (a) one hundred and fifty (150) days after the Closing Date, or (b) ninety (90) days after the end of the term of the Transition Services Agreement (the “Final Settlement Date”), Seller shall prepare, in accordance with this Agreement, and deliver to Purchaser, a final statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in accordance with Section 3.2 and Section 3.3. The Final Settlement Statement also will include any adjustments necessary because Seller chose to attempt to cure a Title Defect under Section 4.3 of this Agreement. As soon as reasonably practicable, but in any event within thirty (30) days after receipt of the Final Settlement Statement, Purchaser shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Purchaser’s failure to deliver to Seller a Dispute Notice detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Purchaser of the Final Settlement Statement delivered by Seller, and Seller’s determinations with respect to all such adjustments in the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. The Parties shall undertake to agree on the Adjusted Purchase Price no later than the later of (a) one hundred eighty (180) days after the Closing Date, or (b) one hundred twenty (120) days after the end of the term of the Transition Services Agreement (the “Target Settlement Date”). If the final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Purchaser prior to the Target Settlement Date or is deemed agreed pursuant to the foregoing (or determined by the Agreed Accounting Firm pursuant to Section 12.1(b)), the Final Settlement Statement and such final Adjusted Purchase Price (the “Final Price”), shall be final and binding on the Parties. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party on or before the date that is ten (10) days following agreement or deemed agreement (or determination by the Agreed Accounting Firm, as applicable) (such date, the “Final Payment Date”) to the owed Party. All amounts paid or transferred pursuant to this Section 12.1(a) shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)            If Seller and Purchaser cannot reach agreement on the Final Price by the Target Settlement Date, either Party may refer the remaining issues in dispute to the Agreed Accounting Firm. If such issues in dispute are submitted to the Agreed Accounting Firm for resolution, Seller and Purchaser will each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues in dispute are submitted to the Agreed Accounting Firm. Within ten (10) days of the appointment of the Agreed Accounting Firm, each of Seller and Purchaser shall present the Agreed Accounting Firm with its position on the issues in dispute with respect to the Final Price, and all other supporting information that it deems relevant, with a copy to the other Party. The Agreed Accounting Firm shall also be provided with a copy of this Agreement by Seller. Within forty-five (45) days after receipt of such materials, the Agreed Accounting Firm shall make its determination by selecting the position of either Seller or Purchaser for each of the issues presented to the Agreed Accounting Firm, which determination shall be final and binding upon all Parties and, absent manifest error, without right of appeal. In making its determination, the Agreed Accounting Firm shall be bound by the standards and rules set forth in Article IV (if applicable) and this Section 12.1 with regard to valuations. The Agreed Accounting Firm may not award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Agreed Accounting Firm.

Section 12.2      Suspended Funds. Seller will provide Schedule 12.2, a listing showing all estimated net proceeds from production attributable to the Assets (including positive and negative balances) which are held in suspense by Seller as of the Closing Date (the “Suspense Funds”) because of lack of identity or address of owners, title defects, change of ownership, netting, over/under distributions or similar reasons. Together with the Final Settlement Statement, Seller shall provide Purchaser an updated Schedule 12.2, and shall credit Purchaser in the Final Settlement Statement an amount equal to the Suspense Funds reflected on such updated Schedule 12.2. For avoidance of doubt, in updating such Schedule, Seller shall have the option, but not the obligation, to retain any portion of the Suspense Funds attributable to the Assets prior to the Effective Time. Except as set forth in the preceding sentence, Purchaser shall be responsible for proper distribution of all Suspense Funds to the Persons lawfully entitled to them, and effective upon Closing, Purchaser hereby protects, defends, indemnifies and holds Seller harmless against any and all Losses associated with claims against the Suspense Funds solely as to Suspense Funds transferred to Purchaser.

Section 12.3      Receipts and Credits. Subject to the following sentence, after the Parties’ agreement (or deemed agreement) upon the Final Settlement Statement, then, to the extent not accounted for in the Final Settlement Statement, if (i) any Party receives monies belonging to the other, including proceeds of production, then such amount shall, within five (5) Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) any Party pays monies for Property Expenses which are the obligation of the other Party hereto, then such other Party shall, within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Expenses, (iii) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Purchaser, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee. Notwithstanding anything herein to the contrary, from eighteen (18) months after the Closing Date, Seller shall have no liabilities or obligations with respect to pre-Effective Time Property Expenses. Each of Seller and Purchaser shall be permitted to offset any Property Expenses owed by such Party to the other Party pursuant to this Section 12.3 against amounts owing by the second Party to the first Party pursuant to this Section 12.3, but not otherwise.

Section 12.4      Records; Retention.

(a)            Within sixty (60) days after Closing, Seller will deliver to Purchaser, at Purchaser’s cost and reasonable request, copies of files, records, and data relating to the Assets (the “Records”) including title records (including abstracts of title, title opinions, title reports, and title curative documents), the Existing Contracts, correspondence and all related matters in the possession of Seller (but excluding corporate, financial, tax, and general accounting records, any document subject to the attorney-client or other privilege, and any document, data, or other information where disclosure is restricted by agreement with a third party). Purchaser must advise Seller before Closing which such files, records and data it wants copied.

(b)            Purchaser, for a period of seven (7) years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 11.3 for review and copying at Seller’s expense.

Section 12.5      Recording. As soon as practicable after Closing, Purchaser, at its sole cost, shall record the Assignment and Surface Fee Deed in the appropriate counties and provide Seller with copies of the recorded Assignment and Surface Fee Deed.

Section 12.6      Filing for Approvals.

(a)            Purchaser, at its sole cost, shall no later than thirty (30) days after Closing:

(i)            file for approval with any governmental authorities having jurisdiction (including state, federal, tribal, and local) the transfer documents required to effectuate the transfer of the Assets;

(ii)            execute, acknowledge (if necessary), and exchange, as applicable, any applications necessary to transfer to Purchaser any transferable Permits to which the Assets are subject, and which Seller has agreed to transfer under this Agreement;

(iii)            file all appropriate forms, declarations, and bonds (or other authorized forms of security) with all applicable governmental authorities and third parties relative to Purchaser’s assumption of operations or the transfer of the Assets; and

(iv)            prepare and execute appropriate change of operator notices and third-party ballots required under applicable operating agreements.

(b)            After Closing, the Parties further agree to take all other actions required of it by governmental authorities having jurisdiction to obtain all requisite regulatory approval with respect to this transaction, and to use their commercially reasonable efforts to obtain unconditional approval by such authorities of any transfer documents requiring governmental approval in order for Purchaser to be recognized as owner of the Assets. Each Party agrees to provide the other Party with approved copies of the documents contemplated by this Section 12.6, as soon as they are available.

Section 12.7      Further Cooperation. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents that are reasonably necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 12.8      Audited Financials. As soon as is reasonably practicable after the Execution Date, Seller shall initiate an audit process, to be conducted by an independent accounting firm, to prepare audited financial statements of the Assets required of Purchaser pursuant to Securities and Exchange Commission (“SEC”) Regulation S-X and Rule 3-05.  Seller shall use its commercially reasonable efforts to cause the audit process to be completed in a timely fashion; provided that the Parties acknowledge and agree that the audit will be completed post-Closing. Such audit shall be at the sole expense of Purchaser, and the scope of such audit (including the time periods covered thereby) shall be limited to what is minimally required to meet the applicable SEC regulations, as determined by the appointed accounting firm, and taking into account the ultimate Closing Date. Seller shall have the sole right to select the accounting firm (and which Party engages the accounting firm), and the processes and procedures relating to the audit shall be subject to Seller’s prior approval (provided that the processes and procedures are sufficient to meet the minimum requirements of the applicable SEC Regulations, as determined by the appointed accounting firm). Without limiting the foregoing, unless otherwise agreed by Seller, the accounting firm shall not disclose information to Purchaser that is proprietary to Seller or its Affiliates, including gas and liquids sales prices.  Subject to Seller’s compliance with the terms of this Section 12.8, Purchaser shall have no claim against Seller, and shall release, indemnify and hold the Seller Group harmless from, any and all Losses arising out of, attributable to, based upon, or related to the audit, including without limitation all internal and external costs and expenses associated with Seller’s support of the audit. For the avoidance of doubt, in the event this Agreement is terminated pursuant to any provision of Section 15.1 (other than due to breach of this Agreement by Seller), Seller shall have no obligation to continue the audit process and Purchaser shall indemnify Seller as set forth in this Section 12.8 for all Losses incurred by Seller through the effective date of termination.

ARTICLE XIII
TAXES

Section 13.1      Apportionment of Ad Valorem and Property Taxes. All Property Taxes with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Purchaser. The Parties will make final settlement of all Property Taxes by estimating the Property Taxes to be due for the tax period in which the Effective Time occurs based on the Property Taxes assessed and paid for the immediately prior tax period. Such settlement of taxes shall be part of the Final Settlement Statement between the Parties. If Property Taxes have not been paid before Closing, Purchaser shall pay the Property Taxes and shall be credited for Seller’s portion of the Property Taxes under Section 3.3(g). If Property Taxes have been paid before Closing, Seller shall be credited for Purchaser’s portion of the Property Taxes under Section 3.2(c). Purchaser shall be responsible for all subsequent Property Taxes and interest that are applied to the Assets for the periods or portions thereof from and after the Effective Time.

Section 13.2      Sales Taxes. The Purchase Price is exclusive of any sales taxes or other similar taxes in connection with the sale of the Assets. If any sales or other similar taxes are assessed, Purchaser shall be solely responsible for the payment of such taxes. Purchaser shall be responsible for any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. If Seller is required to pay any such taxes, then Purchaser will reimburse Seller for such amounts.

Section 13.3      Severance and Production Taxes. Without duplication, Seller shall bear all Severance Taxes, to the extent attributable to production from the Assets before the Effective Time. Purchaser shall bear all such Severance Taxes on production from the Assets on and after the Effective Time. Seller shall withhold and pay on behalf of Purchaser all such Severance Taxes on production from the Assets between the Effective Time and the Closing Date, if the Closing Date follows the Effective Time, and the amount of any such payment shall be reimbursed to Seller as a Closing adjustment to the Purchase Price pursuant to Section 12.1. If either Party pays Severance taxes owed by the other under this Agreement, upon receipt of evidence of payment the nonpaying Party will reimburse the paying Party promptly for its proportionate share of such taxes.

Section 13.4      Cooperation. Each Party shall provide the other Party with reasonable information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party any tax returns or other confidential tax information.

ARTICLE XIV
DISCLAIMERS AND WAIVERS

Section 14.1      Condition of the Assets. PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE PROVISIONS OF ARTICLE IV AND PURCHASER’S RIGHTS UPON A BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN ARTICLE V, PURCHASER SHALL ACQUIRE THE ASSETS (INCLUDING ASSETS FOR WHICH A DEFECT NOTICE IS GIVEN UNDER ARTICLE IV) IN AN “AS IS, WHERE IS” CONDITION AND SHALL ASSUME ALL RISKS THAT THE ASSETS MAY CONTAIN WASTE MATERIALS (WHETHER TOXIC, HAZARDOUS, EXTREMELY HAZARDOUS OR OTHERWISE) OR OTHER ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED WELLS, PUMPS, PITS, PIPELINES OR OTHER WASTE OR SPILL SITES WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S ENVIRONMENTAL ASSESSMENT. UPON THE OCCURRENCE OF CLOSING, BUT SUBJECT TO PURCHASER’S RIGHTS UPON A BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN ARTICLE V, IF APPLICABLE, ALL RESPONSIBILITY AND LIABILITY RELATED TO SUCH CONDITIONS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO PURCHASER WITHOUT RECOURSE AGAINST SELLER. WITHOUT LIMITING THE FOREGOING BUT SUBJECT TO PURCHASER’S RIGHTS UPON A BREACH BY SELLER OF ANY OF ITS REPRESENTATIONS OR WARRANTIES CONTAINED IN ARTICLE V, IF APPLICABLE, EFFECTIVE AS OF CLOSING, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES THE SELLER GROUP FROM ANY AND ALL LOSSES, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF THE ASSETS OR ANY VIOLATION BY SELLER, PURCHASER OR ANY OTHER PARTY OF ANY APPLICABLE LEASE, CONTRACT OR OTHER INSTRUMENT (BUT ONLY TO THE EXTENT SUCH RELATES TO THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTY) OR OF ANY APPLICABLE EXISTING OR FUTURE ENVIRONMENTAL LAW, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY GOVERNMENTAL AUTHORITY, HAVING JURISDICTION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, ALL ENVIRONMENTAL LAWS. PURCHASER IS AWARE THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF OIL AND GAS AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON OR UNDER THE LANDS COVERED BY THE LEASES (OR LANDS POOLED OR ASSOCIATED THEREWITH). EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES, AND NORM-CONTAINING MATERIAL AND OTHER WASTES MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL, OR OTHERWISE BEEN DISPOSED OF ON OR UNDER THE LANDS COVERED BY THE LEASES OR LANDS POOLED OR ASSOCIATED THEREWITH. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES AND NORM FROM THE ASSETS.

Section 14.2      Other Disclaimers by Seller. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR IN ARTICLES IV AND V OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (A) TITLE TO ANY OF THE ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (D) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (E) THE ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (F) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (G) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (H) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (I) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V OF THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, OR RIGHTS OF A PURCHASER UNDER DECEPTIVE TRADE PRACTICE STATUTES, CONSUMER PROTECTION STATUTES OR OTHER SIMILAR STATUTES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

ARTICLE XV
TERMINATION

Section 15.1      Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:

(a)            by the mutual written agreement of the Parties;

(b)            by delivery of written notice from Purchaser to Seller if any of the conditions set forth in Article VIII (other than the conditions set forth in Section 8.3, Section 8.4 and Section 8.5) have not been satisfied by Seller (or waived by Purchaser) by the Longstop Date;

(c)            by delivery of written notice from Seller to Purchaser if any of the conditions set forth in Article IX (other than the conditions set forth in Section 9.3, Section 9.4 and Section 9.5) have not been satisfied by Purchaser (or waived by Seller) by the Longstop Date;

(d)            by either Party delivering written notice to the other Party if any of the conditions set forth in Section 8.3, Section 8.4, Section 8.5, Section 9.3, Section 9.4 or Section 9.5 are not satisfied or waived by the applicable Party on or before the Longstop Date; and

(e)            by either Party, at any time at and after the Scheduled Closing Date, if (i) the conditions set forth in Articles VIII and IX (other than those conditions that by their terms are to be satisfied at Closing) have been satisfied or waived in accordance with this Agreement, (ii) such Party has indicated in writing to the other Party that it is ready, willing and able to consummate the Closing, and (iii) the other Party shall have failed to consummate the Closing by the close of business on the third (3rd) Business Day following the other Party’s receipt of such written notification;

Provided however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party is at such time in material breach of any provision of this Agreement.

Section 15.2      Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 15.1, then, except as provided in this Section 15.2 (and except for the provisions of Section 4.2(a), Section 7.3, Section 11.10, Section 11.12, Article XIV, this Article XV, and Article XVII), this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no liability or obligation hereunder.

(a)            If Seller has the right to terminate this Agreement pursuant to Section 15.1(c) because of a Willful Breach by Purchaser of this Agreement, or Section 15.1(e) above, Seller shall be entitled to (1) terminate this Agreement pursuant to Section 15.1 and retain the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Purchaser, or (2) seek the specific performance of Purchaser hereunder. The Parties agree that, should Seller elect the option under subpart (1) above, the foregoing described liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.

(b)            If Purchaser has the right to terminate this Agreement pursuant to Section 15.1(b) because of a Willful Breach by Seller of this Agreement, or Section 15.1(e) above, Purchaser shall be entitled to (1) terminate this Agreement pursuant to Section 15.1 and receive the Deposit from Seller, and (2) seek to recover damages from Seller up to but not exceeding the amount of the Deposit. If Purchaser is entitled to the return of the Deposit pursuant to this Section 15.2(b), Seller shall return the Deposit to Purchaser within five (5) Business Days of the date this Agreement is terminated.

(c)            If this Agreement is terminated for any reason other than as set forth in Section 15.2(a) or Section 15.2(b), then the Parties shall have no liability or obligation hereunder as a result of such termination, and Seller shall, within five (5) Business Days of the date this Agreement is terminated, return the Deposit to Purchaser free and clear of any claims thereon by Seller.

(d)            Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder and following any termination of this Agreement, Seller shall be free to all the rights and benefits associated with the ownership of the Assets, including the right to sell the Assets at Seller’s discretion, without any claim by Purchaser with respect thereto.

Section 15.3      Return of Documentation and Confidentiality. Upon any termination of this Agreement, Purchaser shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence investigation of the Assets and an officer of Purchaser shall certify same to Seller in writing.

ARTICLE XVI
EMPLOYEES

Section 16.1      Employees. Within five (5) days of the Execution Date, Seller shall provide to Purchaser a list (the “Employee List”) of all employees of Seller directly engaged in the operation of the Assets (collectively, the “Employees”). The Employee List shall include for each Employee the current job title, work location, email, service date or hire date (if different), leave status, hourly or salaried (i.e., exempt or non-exempt) along with current compensation and equity, if applicable, and special pay programs. Seller shall update the Employee List as necessary at any time prior to twenty-three (23) days before the Closing to reflect any and all employment changes. Purchaser shall extend offers of employment to each of the Employees no later than twenty (20) days prior to Closing. Purchaser shall provide Seller with an update on job acceptances and declines no later than five (5) days prior to Closing. Seller will inform the Employees that their employment with Seller will terminate upon Closing, whether or not they accept the offer of employment from Purchaser.

Section 16.2      Retirement Eligible Subject Employees. Notwithstanding any language in this Agreement to the contrary, the Employees listed in Part B of the Employee List are within three years of retirement eligibility under Seller’s benefit plans (“Near Retirement Eligible Employees”). Purchaser shall make an offer of employment to all Near Retirement Eligible Employees, which offer will include initial salary or wages that will be reasonably comparable, when taking into account Purchaser’s salary structure and pay mix for the same or similar job, to such Employee’s job, salary or wages immediately prior to the Closing. For any Near Retirement Eligible Employees who accept an employment offer from Purchaser, Purchaser shall maintain the employment (other than for prohibited conduct as determined under Purchaser’s written personnel policies, a voluntary resignation, or death) of any such Near Retirement Eligible Employees at least until each such Near Retirement Eligible Employee meets the eligibility requirements of Seller’s benefit plans (at least fifty-five (55) years old with at least fifteen (15) years of service with Seller and its affiliates and Purchaser and its affiliates).

Section 16.3      Subject Employees Hired by Purchaser. In connection with an Employee who accepts Purchaser’s offer of employment, Purchaser covenants that the initial salary or wages of any such Employee will be reasonably comparable, when taking into account Purchaser’s salary structure and pay mix for the same or similar job, to such Employees’ salary or wages immediately prior to the Closing Date, and the Purchaser will not reduce the salary or wages during the twelve-month period after any such Employee commences employment with Purchaser. The Purchaser agrees to recognize and grant credit for service with Seller for benefit programs including vacation accrual under the Purchaser’s vacation program. In addition, if the Purchaser separates any Employee during the twelve-month period after the Closing Date (other than for prohibited conduct as determined under Purchaser’s written personnel policies, a voluntary resignation, or death), they will provide the Employee with a severance payment equal to or greater than the Seller’s severance program would have provided the Employee.

Section 16.4      No Solicitation. For any Employee that elects not to accept the employment offer from Purchaser, then Purchaser (or any of its affiliates), for a period of six (6) months after the Closing Date, shall not employ or make an offer of employment to any such Employee.

ARTICLE XVII
MISCELLANEOUS

Section 17.1      Entire Agreement. This Agreement, including all Schedules and Exhibits attached hereto, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.

Section 17.2      References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Appendices, Sections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Appendices, Sections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any such subdivisions are for convenience only and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Derivatives and other forms of the terms defined in this Agreement shall have meanings consistent with the definitions herein provided. The term “including” (or “included”) shall be deemed to be followed by the phrase “but not limited to.” Unless otherwise expressly provided herein, any reference herein to a “day” shall refer to a calendar day. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

Section 17.3      Assignment. This Agreement may not be assigned by Purchaser without the prior written consent of Seller. In the event that Seller consents to any such assignment, such assignment shall not relieve Purchaser of any of its obligations and responsibilities hereunder. Any assignment or other transfer by Purchaser or its successors and assigns of any of the Assets shall not relieve Purchaser or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred. Without limiting the foregoing, Purchaser may assign the right to receive any of the Assets at Closing to one or more of its Affiliates by providing written notice to Seller that (a) sets forth the name of the Affiliate(s) that is to receive the right to receive such Asset(s), (b) acknowledges that such Affiliate(s) assumes the obligations under this Agreement with respect to such Assets, and (c) Purchaser remains responsible under this Agreement with respect to such Asset(s).

Section 17.4      Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.5      Conflict of Law Jurisdiction, Venue. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND PURCHASER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF SELLER AND PURCHASER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS.

Section 17.6      Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, by email (provided that confirmation of receipt of such email is requested and received, which confirmation shall be provided reasonably promptly following receipt) or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, addressed to Seller or Purchaser, as appropriate, at the address for such Person shown below or at such other address as Seller or Purchaser shall have theretofore designated by written notice delivered to the other Parties:

If to Seller:

XTO Energy Inc.

22777 Springwoods Village Parkway, Loc. 115

Spring, Texas 77389

Attention: Land Acquisition and Divestment Manager

With a copy to (which shall not constitute notice to Seller):

XTO Energy Inc.

22777 Springwoods Village Parkway, Loc. 119

Spring, Texas 77389

Attention: UOG Unconventional Divestment Manager

If to Purchaser:

BKV North Texas, LLC

BKV Midstream, LLC

1200 17th Street, Suite 2100

Denver, CO 80202

Attention: Mr. Christopher Kalnin, CEO

Email: [***]

With a copy to (which shall not constitute notice to Purchaser):

BKV North Texas, LLC

BKV Midstream, LLC

1200 17th Street, Suite 2100

Denver, CO 80202

Attention: General Counsel

Email: [***]

Any notice given in accordance herewith shall be deemed to have been given been given as of the date of receipt by the intended Party.

Section 17.7      Timing. Timing is of the essence for performance of the Parties’ respective obligations hereunder; provided that if the date specified in this Agreement for giving any notice or taking any action under this Agreement is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 17.8      Confidentiality. Any information concerning the Assets (including any information discovered as a result of Purchaser’s Environmental Assessment) or any aspect of the transactions contemplated by this Agreement shall be subject to the terms of the Confidentiality Agreement. This obligation shall terminate on the earlier to occur of (a) the Closing, or (b) such time as the information and data in question becomes generally available to the oil and gas industry other than through the breach these obligations by Purchaser or its officers, employees or representatives.

Section 17.9      Publicity. Neither Seller nor Purchaser shall issue any media or other similar releases concerning this Agreement and the transactions contemplated hereby without the prior written consent of the other Party, except as required to be issued by a Party pursuant to applicable Law including the applicable rules or regulations of any governmental authority or stock exchange; provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall first consult with the other Party with respect to the content thereof.

Section 17.10      Use of Seller’s Names. Purchaser agrees that, as soon as practicable after the Closing, but in no event longer than sixty (60) days after Closing, it will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets and Purchaser will not make any use whatsoever of such names, marks and logos.

Section 17.11      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the contemplated transactions is not affected in any material adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the contemplated transactions are fulfilled to the extent possible.

Section 17.12      Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Seller and Purchaser and their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement, provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties.

Section 17.13      Amendment of Schedules; Disclosure. Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until six (6) Business Days prior to Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of determining whether the conditions set forth in Article VIII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise. Matters reflected in any disclosure with respect to a Section of this Agreement are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing of items or matters in a Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement.

Section 17.14      Conspicuousness. PURCHASER ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT THAT ARE PRINTED IN THE SAME MANNER AS THIS SECTION ARE CONSPICUOUS.

Section 17.15      Execution in Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement. Facsimiles or other electronic copies (e.g., PDFs) of executed counterparts shall be deemed to be original instruments.

Section 17.16      Exclusivity. From and after the Execution Date until the earlier to occur of the Closing or June 1, 2022, and only to the extent Purchaser is diligently performing all obligations, agreements, and covenants to consummate the transaction provided for herein in accordance with terms hereof, Seller shall not (a) enter into any agreement (binding or nonbinding) or negotiate with any Person (other than Purchaser) with respect to any transaction related to the sale (whether by merger, stock or asset sale or any other similar acquisition, consolidation or combination of any of the foregoing, other than, for purposes of clarity, any such transaction resulting in a change of control of Seller’s ultimate parent entity) of any of the Assets (other than as permitted by Section 7.1(b)(iii)) or (b) assist or encourage any effort or attempt by any Person (other than Purchaser) to attempt to do or seek to do any of the foregoing. Notwithstanding the foregoing sentence of this Section 17.16, Seller and its representatives shall have the limited right to state in response to third party inquiries about the Assets that Seller is subject to the terms and conditions of a purchase and sale agreement with respect to the Assets.

EXECUTION VERSION

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Agreement effective as of the Effective Time.

SELLER:

XTO ENERGY INC.		XTO ENERGY INC., on behalf of BARNETT GATHERING, LLC

By:	/s/ Phyllis Hinze	By:	/s/ Phyllis Hinze
	Phyllis Hinze		Phyllis Hinze
	Land Manager – Acquisitions and Divestitures Agent and Attorney-in-Fact		Land Manager – Acquisitions and Divestitures Agent and Attorney-in-Fact

PURCHASER:

BKV NORTH TEXAS, LLC		BKV MIDSTREAM, LLC

By:	/s/ Christopher Kalnin	By:	/s/ Christopher Kalnin
	Christopher Kalnin		Christopher Kalnin
	CEO		CEO

Solely with respect to Sections 3.4, 3.5, 11.1,11.2, 11.4, 11.7, 17.1, 17.2, 17.3, 17.4, 17.5, 17.11, 17.14, and 17.15 of this Agreement:

BKV CORPORATION

By:	/s/ Christopher Kalnin
Christopher Kalnin
CEO

Appendix A
Defined Terms

Capitalized terms used in this Agreement have the following meanings:

“2023 Henry Hub Price” has the meaning set forth in Section 3.5(a).

“2023 Henry Hub Threshold” has the meaning set forth in Section 3.5(a).

“2024 Henry Hub Price” has the meaning set forth in Section 3.5(b).

“2024 Henry Hub Threshold” has the meaning set forth in Section 3.5(b).

“Adjusted Purchase Price” has the meaning set forth in Section 3.4.

“AFE” has the meaning set forth in Section 5.10.

“Affiliate” means with respect to any Person, a Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Aggregate Environmental Defect Deductible” has the meaning set forth in Section 4.12.

“Aggregate Title Defect Deductible” has the meaning set forth in Section 4.6.

“Agreed Accounting Firm” means KPMG, LLC, or if KPMG, LLC  does not agree to serve as the Agreed Accounting Firm, then such other nationally-recognized independent accounting firm as mutually agreed to by Purchaser and Seller; provided that if the Parties cannot so agree within fourteen (14) days following the notification by KPMG, LLC  that it does not agree to serve as the Agreed Accounting Firm, then either Party can request that the Houston, Texas office of the American Arbitration Association appoint such Agreed Accounting Firm.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Value” has the meaning set forth in Section 3.1.

“Asset Taxes” means all Property Taxes and all Severance Taxes.

“Assets” has the meaning set forth in Section 2.2.

“Assigned Surface” has the meaning set forth in Section 2.2(f).

“Assignment” shall mean the Assignment and Bill of Sale from Seller to Purchaser pertaining to the Assets and substantially in the form of Exhibit E.

“Assumed Obligations” has the meaning set forth in Section 11.1.

1

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Captives” has the meaning set forth in Section 11.12.

“Casualty Loss” means an event where any of the Assets are (a) taken in condemnation or under the right of eminent domain, or (b) damaged or destroyed by fire or other casualty or act of God.

“Claim Notice” has the meaning set forth in Section 11.7.

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” means the date upon which Closing occurs (or should occur assuming the conditions to Closing have been satisfied or waived by the applicable Party).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 18, 2021, among Seller and Purchaser.

“Credit Support” has the meaning set forth in Section 5.18.

“Customary Post-Closing Consents” means those consents and approvals from governmental authorities for the assignment of the Assets to Purchaser that are customarily obtained after such assignment of properties similar to the Assets.

“Defect Notice Date” has the meaning set forth in Section 4.3.

“Defensible Title” shall mean such title of Seller to the Wells that, as of the Effective Time and immediately prior to the Closing and subject to Permitted Encumbrances:

(a)            with respect to the currently producing formation for a Well, entitles Seller to receive during the entirety of the productive life of such Well not less than the Net Revenue Interest for such Well as set forth in Exhibit B, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth in Exhibit B;

(b)            with respect to the currently producing formation for a Well, obligates Seller to bear during the entirety of the productive life of such Well not more than the Working Interest for such Well as set forth in Exhibit B, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Well, (iii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units, and (iv) as otherwise expressly set forth in Exhibit B; and

(c)            is free and clear of all Encumbrances.

2

“Deposit” means an amount equal to ten percent (10%) of the Purchase Price.

“Dispute Notice” has the meaning set forth in Section 12.1(a).

“Effective Time” means 12:00:01 a.m. (Houston time) on February 1, 2022.

“Employee List” has the meaning set forth in Section 16.1.

“Employees” has the meaning set forth in Section 16.1.

“Encumbrance” means any lien, security interest, pledge, charge, defect or similar encumbrance.

“Environmental Defect” means a condition with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments that (a) constitutes a violation of Environmental Laws in effect as of the Effective Time in the jurisdiction to which the affected Assets are subject, or (b) constitutes a physical condition that requires, if known, or will require, once sufficiently discovered, reporting to a governmental authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall not, in each case, form the basis of an Environmental Defect, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Defect, and (iii) except with respect to equipment (A) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (B) the use or condition of which is a violation of Environmental Law in effect as of the Effective Time, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Defect.

“Environmental Defect Notice” has the meaning set forth in Section 4.10.

“Environmental Defect Property” has the meaning set forth in Section 4.10.

“Environmental Law” means any Laws pertaining to safety, health or conservation or protection of the environment, wildlife, or natural resources in effect in any and all jurisdictions in which the Assets are located, including the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended (“RCRA”), the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, and any applicable state, tribal, or local counterparts, but shall not include any applicable Law associated with plugging and abandonment of any well. The terms “hazardous substance”, “release”, and “threatened release” shall have the meanings specified in CERCLA; provided, however, that to the extent the Laws of the state in which the Assets are located are applicable and have established a meaning for “hazardous substance”, “release”, “threatened release”, “solid waste”, “hazardous waste”, and “disposal” that is broader than that specified in CERCLA or RCRA, such broader meaning shall apply with respect to the matters covered by such Laws..

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“Excluded Assets” has the meaning set forth in Section 2.3.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Contracts” means, except for any Excluded Asset, all contracts, agreements and instruments by which any of the Leases, Wells or other Assets are bound, or to which any of the Leases, Wells or other Assets are subject (but in each case only to the extent applicable to such Leases, Wells or other Assets and not to other properties of Seller or its Affiliates not included in the Assets), including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, water rights agreements, exploration agreements, area of mutual interest agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements; provided, that “Existing Contracts” shall exclude (a) any master service agreements, blanket agreements and similar contracts, (b) all of the instruments constituting the Leases, Rights-of-Way or creating or assigning any real property interest, and (c) any Existing Contract between Seller and any Affiliates of Seller (including any Existing Contract between the entities comprising Seller, except for those certain inter-affiliate agreements identified in Schedule 1.1(b)); provided, such Existing Contract is not binding on Purchaser from and after Closing and is released of record, if applicable, prior to Closing.

“ExxonMobil Policies” has the meaning set forth in Section 11.12.

“Final Payment Date” has the meaning set forth in Section 12.1(a).

“Final Price” has the meaning set forth in Section 12.1(a).

“Final Settlement Date” has the meaning set forth in Section 12.1(a).

“Final Settlement Statement” has the meaning set forth in Section 12.1(a).

“First Contingent Payment” has the meaning set forth in Section 3.5(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Hydrocarbons” means all oil and gas and all other hydrocarbons produced or processed in association therewith.

“Imbalance” means any Pipeline Imbalance or Well Imbalance.

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“Indemnity Deductible” has the meaning set forth in Section 11.5(a).

“Individual Environmental Defect Threshold” has the meaning set forth in Section 4.12.

“Individual Title Defect Threshold” has the meaning set forth in Section 4.6.

“Indemnified Party” has the meaning set forth in Section 11.7.

“Indemnifying Party” has the meaning set forth in Section 11.7.

“Interim Period” means the period from and after the Execution Date up until the Closing.

“Knowledge” or “Seller’s Knowledge” means with respect to Seller, the actual knowledge (without investigation) of the Persons set forth on Schedule 1.1(a).

“Law” means any applicable law, statute, regulation, ordinance, order, code, ruling, writ, injunction, decree or other act of or by any governmental authority (including any administrative, executive, judicial, legislative, regulatory or taxing authority).

“Leases” has the meaning set forth in Section 2.2(a).

“Longstop Date” has the meaning set forth in Section 10.1.

“Losses” means any and all claims, causes of action, proceedings, hearings, payments, charges, judgments, injunctions, orders, decrees, assessments, liabilities, losses, damages, penalties, fines, obligations, deficiencies, debts or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or Remediation.

“Material Adverse Effect” means with respect to Seller, any event, result, occurrence, condition or circumstance that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), results in a material adverse effect on the (a) ownership or operation of the Assets and as currently operated as of the Execution Date, or (b) ability of any Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (iv) acts of God, including storms or meteorological events; (v) orders, actions or failures to act of governmental authorities; (vi) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Purchaser or (B) as expressly permitted or prescribed hereunder; (viii) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (ix) any Casualty Loss; (x) a change in Laws or in GAAP interpretation from and after the Execution Date; (xi) reclassification or recalculation of reserves in the ordinary course of business; and (xii) natural declines in well performance.

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“Material Contracts” has the meaning set forth in Section 5.13(a).

“Mineral Interests” has the meaning set forth in Section 2.2(c).

“Midstream Assets” means the gathering and transportation system that is part of the Assets, including Rights-of-Way.

“Near Retirement Eligible Employees” has the meaning set forth in Section 16.2.

“Net Revenue Interest” means with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“NORM” means naturally occurring radioactive material.

“Parties” and “Party” has the meaning set forth in the Preamble.

“Performance Bond” has the meaning set forth in Section 7.4.

“Permit” means all permits, licenses, authorizations, registrations, consents or approvals (in each case) granted or issued by any governmental authority.

“Permitted Encumbrances” means with respect to any Asset, any of the following:

(a)            the terms and conditions of all Leases and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases and burdens does not operate to reduce the Net Revenue Interest of Seller in any Well below the Net Revenue Interest as set forth in Exhibit B (as to the applicable formation) for such Well and does not operate to increase the Working Interest of Seller in such Well (as to the applicable formation) above the Working Interest for such Well as set forth in Exhibit B (as to the applicable formation) for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest for such Well as set forth in Exhibit B in the same proportion as any increase in such Working Interest);

(b)            Preferential Rights and consents (including Required Consents) to assignment and similar transfer restrictions or requirements;

(c)            liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

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(d)            materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business (i) if they have not been filed pursuant to Law, or (ii) if filed, they have not yet become due and payable;

(e)            the loss of lease acreage between the Effective Time and Closing because the lease term expires;

(f)            Customary Post-Closing Consents and any required notices to, or filings with, governmental authorities in connection with the consummation of the transactions contemplated by this Agreement;

(g)            rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(h)            the Rights-of-Way and, to the extent that they do not materially interfere with the operation of the Assets (as currently operated), all other easements, rights-of-way, servitudes, Permits, surface leases and other rights relating to surface operations. facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes;

(i)            all other charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets which individually or in the aggregate are not such as to materially interfere with the operation of any of the Assets (as currently operated), do not reduce the Net Revenue Interest of Seller in any Well below the Net Revenue Interest set forth on Exhibit B (as to the applicable formation) for such Well, and do not increase the Working Interest of Seller in such Well (as to the applicable formation) above the Working Interest set forth in Exhibit B (as to the applicable formation) for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest for such Well as set forth in Exhibit B in the same proportion as any increase in such Working Interest);

(j)            all rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable Permits and Laws;

(k)            rights of a common owner of any interest in Rights-of-Way or Permits held by Seller and such common owner as tenants in common or through common ownership;

(l)            liens created under Leases or Rights-of-Way included in the Assets and/or operating agreements or production sales contracts or by operation of Law in respect of obligations that are not yet due or delinquent or, if delinquent, which are being contested in good faith by appropriate procedures by or on behalf of Seller;

(m)            any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(n)            any Title Defects that Purchaser may have expressly waived in writing or which are deemed to have been waived under Section 4.4, or that do not meet the Individual Title Defect Threshold or Aggregate Title Defect Deductible as set forth in Section 4.6;

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(o)            the terms and conditions of the Existing Contracts to the extent that they do not, individually or in the aggregate to  (i) reduce the Net Revenue Interest of Seller in any Well below the Net Revenue Interest as set forth in Exhibit B (as to the applicable formation) for such Well, (ii) does not operate to increase the Working Interest of Seller in such Well (as to the applicable formation) above the Working Interest for such Well as set forth in Exhibit B (as to the applicable formation) for such Well (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest for such Well as set forth in Exhibit B in the same proportion as any increase in such Working Interest) or (iii) impair in any material respect the prudent or current ownership and/or operation of any of the Assets by Seller (or by Purchaser as Seller’s successor-in-interest from and after Closing);

(p)            the terms and conditions of this Agreement;

(q)            all Imbalances;

(r)            the litigation, suits and proceedings set forth in Schedule 5.9; and

(s)            any matter that would not constitute a Title Defect under the terms of this Agreement.

“Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by any Seller under any contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant contract or at Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Plugging and Abandonment Obligations” has the meaning set forth in Section 11.1(b).

“Preferential Rights” has the meaning set forth in Section 4.8.

“Preliminary Settlement Statement” has the meaning set forth in Section 10.2.

“Property Expenses” means all operating expenses (including Property Taxes and all insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to coverage periods from and after the Effective Time but excluding in all cases, all costs and expenses of bonds, letters of credit or other surety instruments) and all capital expenditures (in each case) incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, or otherwise allocable to the Assets, but excluding all Losses attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Plugging and Abandonment Obligations, (iii) the Remediation of any environmental condition under applicable Environmental Laws, (iv) obligations with respect to Imbalances, or (v) obligations to pay Working Interest owners, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense.

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“Property Taxes” means all ad valorem taxes, real property taxes, personal property taxes, and similar obligations relating to the Assets.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Group” means Purchaser and its Affiliates and each of their respective officers, directors, employees, agents and representatives.

“Purchaser’s Environmental Assessment” has the meaning set forth in Section 4.9.

“Records” has the meaning set forth in Section 12.4(a).

“Remediation” means with respect to an environmental condition or Environmental Defect, the response required or allowed under Environmental Laws that completely addresses (for current and future use in the same manner as being currently used) the identified environmental condition or Environmental Defect at the lowest cost (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. “Remediation” may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, if such response is allowed under Environmental Laws and completely addresses and resolves (for current and future use in the same manner as being currently used) the identified environmental condition or Environmental Defect.

“Remediation Amount” means with respect to an Environmental Defect, the present value as of the Closing Date of the cost (net to Seller’s interest) of the Remediation of such defect; provided, however, that “Remediation Amount” shall not include (a) the costs of Purchaser’s and/or its Affiliate’s employees, or, if Seller is conducting the Remediation, Purchaser’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an environmental condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Purchaser and/or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date or, if prior to the Closing Date, the date on which the Remediation action is being undertaken, or (e) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of Environmental Law. Notwithstanding anything to the contrary in this Agreement, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any Environmental Defect Property shall not exceed the Allocated Value of such Environmental Defect Property.

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“Required Consent” means any consent for which the failure to obtain such consent (or waiver in writing by the holder thereof) would cause (a) the assignment, conveyance or transfer of the Assets affected thereby to Purchaser to be void, voidable, invalid, unenforceable and/or nullified; or (b) the termination of or right to terminate any Lease or an Existing Contract, in each case, under the express terms of the underlying Lease or Existing Contract containing such consent.

“Rights-of-Way” means, except for any Excluded Asset, all permits, licenses, servitudes, easements, fee surface, surface leases, surface use agreements and rights-of-way primarily used or held for use in connection with the ownership or operation of the Assets, other than Permits.

“Sale Area” means all assets and rights of Seller that are located within the red outline identified on Exhibit C, containing all of Bosque, Dallas, Denton, Ellis, Erath, Hill, Hood, Jack, Johnson, Montague, Palo Pinto, Parker, Somervell, Tarrant, Wise, and a portion of Cooke County, Texas.

“Scheduled Closing Date” has the meaning set forth in Section 10.1.

“Second Contingent Payment” has the meaning set forth in Section 3.5(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Group” means Seller and its Affiliates and each of their respective directors, officers, employees, agents and representatives.

“Severance Taxes” means all severance, production or other taxes measured by hydrocarbon production from the Assets, or the receipt of proceeds therefrom.

“Surface Fee Deed” shall mean the Surface Fee Deed from Seller to Purchaser pertaining to the Assigned Surface and substantially in the form of Exhibit K.

“Suspense Funds” has the meaning set forth in Section 12.2.

“Target Settlement Date” has the meaning set forth in Section 12.1(a).

“Title Benefit” has the meaning set forth in Section 4.7.

“Title Benefit Amount” has the meaning set forth in Section 4.7.

“Title Defect” means any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided that the following shall not be considered Title Defects:

(a)            defects arising out of lack of corporate or other entity authorization or defects consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, (in each case) unless Purchaser provides affirmative evidence that such corporate or other entity action was not authorized and has resulted, or such failure or omission (in either case) has resulted, in another Person’s superior claim of title to the relevant Asset;

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(b)            defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or run sheet which documents shall be included in a Title Defect Notice and has resulted in another Person’s superior claim of title to the relevant Asset;

(c)            defects based upon the failure to record any federal, state or tribal Lease or Right-of-Way included in the Assets, or any assignments of interests in such Leases or Rights-of-Way included in the Assets, in the applicable county records, unless such failure has resulted in another Person’s superior claim of title to the relevant Asset;

(d)            defects arising from any prior oil and gas lease relating to the lands covered by the Leases or Units not being surrendered of record, unless Purchaser provides affirmative evidence that such prior oil and gas lease is still in effect and has resulted in another Person’s actual and superior claim of title to the relevant Lease or Well;

(e)            defects that affect only which Person has the right to receive payments of royalties or other burdens on production and that do not affect the validity of the underlying Lease (subject to Purchaser’s right to indemnity under Section 11.3(c));

(f)            defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any Affiliate of Seller is a party and which document is dated earlier than January 1, 1960; or (iii) any tax assessment, tax payment or similar records or the absence of such activities or records;

(g)            any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(h)            defects as a consequence of cessation of production, insufficient production or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Leases held by production, or lands pooled or unitized therewith, except to the extent a claims is pending with respect thereto or the cessation of production is affirmatively shown to have occurred within the past seven years and it will give rise to a right of the lessor or other third party to terminate the underlying Lease, which documentation shall be provided by Purchaser to Seller in a Title Defect Notice;

(i)            Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which a reasonably prudent lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(j)            all defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes of prescription;

(k)            all defects or irregularities resulting from lack of survey unless such survey is required by applicable Law;

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(l)            all defects or irregularities resulting from the failure to record releases of liens, production payments or mortgages that have expired on their own terms or the enforcement of which are barred by applicable statute of limitations;

(m)            Encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a Right-of-Way that would customarily be accepted by a reasonably prudent oil and gas operator or reasonably prudent pipeline owner in taking or purchasing such Rights-of-Way;

(n)            defects arising as a result of actions taken by Purchaser or Purchaser’s failure to consent to any action pursuant to Section 7.1 below;

(o)            defects arising as a result of a change in applicable Law after the Effective Time; and

(p)            any Encumbrance or loss of title affecting ownership interests in formations other than the currently producing formation for the affected Well.

“Third Party Claim” has the meaning set forth in Section 11.7.

“Title Defect Amount” has the meaning set forth in Section 4.5.

“Title Defect Notice” has the meaning set forth in Section 4.3.

“Title Defect Property” has the meaning set forth in Section 4.3.

“Total Purchase Price” has the meaning set forth in Section 3.1.

“Transaction Documents” means those documents executed and delivered pursuant to or in connection with this Agreement.

“Transferred Vehicles” shall mean (i) those certain vehicles (or vehicle leases, to the extent permitted to be transferred by the applicable vehicle leasing company) that are directly associated with the transferred Employees and (ii) any other vehicles that Seller and Purchaser mutually agree shall be transferred from Seller to Purchaser.

“Transition Services Agreement” has the meaning set forth in Section 10.4(j).

“Units” has the meaning set forth in Section 2.2(d).

“Wells” has the meaning set forth in Section 2.2(b).

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

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“Willful Breach” means with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material covenant applicable to such Party.

“Working Interest” means with respect to any Well, the interest in and to such Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

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